Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

Year ended December 31 (a)	2003	2002	2001	2000	1999
(In millions)
Total operating revenues (b)	$718.9	$695.5	$704.9	$722.1	$673.3
Operating expenses (b)	$633.8	$621.5	$561.0	$547.9	$513.9
Operating income (b)	$85.1	$74.0	$143.9	$174.2	$159.4
Income from continuing operations, net of tax (b)	$72.0	$32.4	$79.3	$91.9	$92.3
Income from discontinued operations, net of tax (b)	$9.2	$1.3	$10.2	$2.7	$—
Net income (loss)	$80.7	$(81.7)	$89.5	$31.5	$92.3

Short-term debt	$53.6	$—	$14.3	$37.0	$—
Long-term debt due within one year	3.4	65.9	30.4	100.0	65.0
Notes and bonds (c)	—	690.1	—	—	—

Total short-term debt	$57.0	$756.0	$44.7	$137.0	$65.0

Long-term debt and QUIDS (c)	$715.5	$28.5	$784.3	$606.7	$503.7
Capital leases	12.2	14.3	11.6	11.1	0.7

Total long-term obligations	$727.7	$42.8	$795.9	$617.8	$504.4

Total assets	$2,073.1	$2,042.2	$2,017.2	$2,005.7	$1,626.4

Notes:

(a)	See Notes 1-6, 8, 17 and 18 to the Consolidated Financial Statements for factors and transactions that affect trends and comparability of financial data for the years 2001, 2002 and 2003.
(b)	In 2004, Monongahela entered into an agreement to sell its natural gas operations. The results of operations related to these assets have been reclassified to discontinued operations for all prior periods presented, as applicable. See Note 19 to the Consolidated Financial Statements for additional information related to assets held for sale and discontinued operations.
(c)	As discussed in Note 3 to the Consolidated Financial Statements, $690.1 million of long-term debt at December 31, 2002 was classified as short-term debt as a result of debt covenant violations. As of December 31, 2003, these violations had been cured and the debt was classified as long-term.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Income (Loss) Summary

(In millions)	2003	2002	2001
Segment Basis*
Delivery and Services:
Operating revenues	$655.4	$655.2	$637.1
Operating income	$51.2	$61.7	$87.7
Income from continuing operations before income taxes	$31.5	$41.1	$63.1
Income from discontinued operations, net of tax	$9.2	$1.3	$10.2
Net income (loss)	$24.9	$(85.9)	$55.8

Generation and Marketing:
Operating revenues	$350.9	$319.8	$358.6
Operating income	$33.9	$12.3	$56.2
Income (loss) from continuing operations before income taxes	$79.6	$(0.4)	$48.2
Income from discontinued operations, net of tax	$—	$—	$—
Net income	$55.8	$4.2	$33.7

Consolidated Basis
Net Income (Loss):
Delivery and Services	$16.2	$28.2	$45.6
Generation and Marketing	55.8	4.2	33.7

Income from continuing operations, net of tax	72.0	32.4	79.3
Income from discontinued operations, net of tax	9.2	1.3	10.2
Cumulative effect of accounting change, net of tax	(0.5)	(115.4)	—

Net income (loss)	$80.7	$(81.7)	$89.5

*	Excludes eliminations

Discontinued Operations

Monongahela recorded income from discontinued operations of $9.2 million, $1.3 million and $10.2 million for 2003, 2002 and 2001, respectively, related to an agreement to sell its natural gas operations. Comparative information has been reclassified for all prior periods to reflect these results as discontinued operations. See Note 19, Assets Held for Sale and Discontinued Operations, for additional information.

Continuing Operations

The increase in income from continuing operations for 2003 of $39.6 million was primarily due to increased operating revenues, $27.8 million of workforce reduction expenses, which occurred in 2002 and did not recur in 2003 and increased other income, net. These amounts were partially offset by increased operating expenses, interest charges and increased federal and state income tax expense as a result of increased pre-tax income.

The decrease in income from continuing operations for 2002 of $46.9 million was primarily due to lower operating revenues, increased purchased energy costs, and a charge for workforce reduction expenses which were partially offset by lower federal and state tax expenses.

The cumulative effect of accounting change in 2002 of $115.4 million, net of income taxes, reflects a charge for the impairment of goodwill related to the acquisitions of Mountaineer and WVP.

Operating Revenues

Total operating revenues for 2003, 2002 and 2001, after the reclassification of operating revenues related to discontinued operations as more fully described in Note 19 below, were as follows:

(In millions)	2003	2002	2001
Delivery and Services:
Retail electric	$617.5	$615.5	$594.4
Transmission services and bulk power	31.0	32.2	35.1
Other affiliated and non-affiliated energy services	6.9	7.5	7.6

Total Delivery and Services revenues	655.4	655.2	637.1

Generation and Marketing:
Transmission services and bulk power	11.9	3.1	—
Affiliated and other	339.0	316.7	358.6

Total Generation and Marketing revenues	350.9	319.8	358.6

Eliminations	(287.4)	(279.5)	(290.8)

Total operating revenues	$718.9	$695.5	$704.9

Delivery and Services segment revenues remained relatively consistent for 2003.

Delivery and Services segment revenues increased $18.1 million for 2002 primarily due to an increase in retail electric revenues. The increase in retail electric revenues was the result of an increase in customer usage in the residential and industrial classes. The increase in residential revenues reflected a 60.5 percent increase in cooling degree days versus the prior year. The industrial class is less affected by weather conditions and reflected increased usage in the chemical and primary metals industries.

Generation and Marketing segment revenues represent energy and ancillary services sales to Monongahela’s Delivery and Services segment and excess energy sales to AE Supply. Generation and Marketing revenues increased $31.1 million for 2003 primarily as a result of increased sales of excess generation to AE Supply at higher average rates. These revenues decreased $38.8 million for 2002 due to the transfer of Monongahela’s Ohio and FERC jurisdictional generating assets to AE Supply on June 1, 2001.

Operating Expenses

Fuel Consumed for Electric Generation: Fuel consumed for electric generation, all within the Generation and Marketing segment, for 2003, 2002 and 2001 was $135.1 million, $128.9 million and $131.8 million, respectively. Fuel consumed for electric generation represents the cost of coal burned for electric generation. Total fuel expenses increased $6.2 million for 2003 primarily due to a 6.1 percent increase in average fuel prices and a 2.3 percent decrease in kilowatt-hours (kWhs) generated. Total fuel expenses for 2002 decreased $2.9 million primarily due to an 8.5 percent decrease in kWhs generated, partially offset by a 5.1 percent increase in average fuel prices.

Purchased Energy and Transmission: Purchased energy and transmission consists of the following items, and represents power purchases from, and exchanges with, other companies and purchases from qualified facilities under PURPA:

(In millions)	2003	2002	2001
Delivery and Services:
From PURPA generation*	$48.9	$60.4	$59.7
Other purchased energy	358.1	344.4	333.1

Total Delivery and Services	407.0	404.8	392.8
Generation and Marketing	44.6	37.9	29.8
Eliminations	(287.4)	(279.5)	(290.8)

Total purchased energy and transmission	$164.2	$163.2	$131.8

*PURPA cost (cents per kWh)	5.2	5.4	5.2

For 2003, the Delivery and Services segment’s purchased energy from PURPA generation decreased $11.5 million primarily as a result of the receipt of contractually authorized payments in accordance with a PURPA contract between Monongahela and a PURPA generation facility, and an unscheduled shutdown of a PURPA generation facility. These decreases were partially offset by an overall 33.5 percent increase in MWh usage at two other PURPA generation facilities.

Prior to Monongahela’s transfer of its Ohio and FERC jurisdictional generating assets to AE Supply on June 1, 2001, the Delivery and Services segment’s other purchased energy consisted primarily of energy purchases from Monongahela’s Generation and Marketing segment to supply energy to customers in all of its jurisdictions. Effective June 1, 2001, the Delivery and Services segment’s other purchased energy consisted primarily of energy purchases from Monongahela’s Generation and Marketing segment to supply energy to its West Virginia customers and energy purchases from AE Supply to supply its PLR retail load in Ohio. The increases in the Delivery and Services segment’s other purchased energy for 2003 and 2002 of $13.7 million and $11.3 million, respectively, are primarily due to purchases from AE Supply at prices that are higher than the prices charged by Monongahela’s Generation and Marketing segment.

The Generation and Marketing segment’s purchased energy and transmission increased $6.7 million and $8.1 million for 2003 and 2002, respectively. These increases were due to higher transmission charges associated with Monongahela joining PJM in April 2002, and increased non-affiliated energy purchases at increased prices.

The elimination for purchased energy and transmission between the Delivery and Services segment and the Generation and Marketing segment is necessary to remove the effect of the Delivery and Services segment’s purchase of energy from the Generation and Marketing segment.

Workforce Reduction Expenses: Workforce reduction expenses for 2002 were $27.8 million comprised of $17.7 million for the Delivery and Services segment and $10.1 million for the Generation and Marketing segment. See Note 5 to the Consolidated Financial Statements for additional information.

Operations and Maintenance: Operations and maintenance expense for 2003, 2002 and 2001 was as follows:

(In millions)	2003	2002	2001
Delivery and Services	$145.3	$118.4	$107.8
Generation and Marketing	83.7	75.9	78.3

Total operations and maintenance	$229.0	$194.3	$186.1

For the Delivery and Services segment, operations and maintenance expense of $47.4 million, $41.1 million, and $46.5 million has been reclassified to discontinued operations for 2003, 2002, and 2001, respectively. These amounts were related to the Delivery and Services segment.

Operations and maintenance expense primarily includes salaries and wages, employee benefits, materials and supplies, contract work, outside services, and other expenses. The increase in operations and maintenance expense for the Delivery and Services segment of $26.9 million for 2003 was primarily due to actuarially determined reserves for potential alleged asbestos claims, higher costs related to uncollectible accounts, employee benefits, outside services and actuarially determined workers compensation costs. The increase in operations and maintenance expense for the Delivery and Services segment of $10.6 million for 2002 was primarily due to an increase in salaries and wages and employee benefits. The increase in operations and maintenance expense for the Generation and Marketing segment of $7.8 million for 2003 was primarily due to higher costs associated with employee benefits and outside services. The decrease in operations and maintenance expense for the Generation and Marketing segment of $2.4 million for 2002 was primarily due to the transfer of the Ohio and FERC jurisdictional generating assets to AE Supply on June 2001.

Depreciation and Amortization: Depreciation and amortization expenses for 2003, 2002 and 2001 were as follows:

(In millions)	2003	2002	2001
Delivery and Services	$29.8	$29.5	$27.8
Generation and Marketing	33.9	32.0	34.5

Total depreciation and amortization	$63.7	$61.5	$62.3

For the Delivery and Services segment, depreciation and amortization expense of $10.0 million, $12.0 million, and $16.8 million has been reclassified to discontinued operations for 2003, 2002, and 2001, respectively.

The Delivery and Services segment’s depreciation and amortization expenses increased $0.3 million in 2003 primarily as a result of increased depreciation expense resulting from increases in amounts of plant assets placed in service, partially offset by assets that were fully depreciated in 2002. The Delivery and Services segment’s depreciation and amortization expenses increased $1.7 million in 2002 primarily due to increased depreciation resulting from increases in amounts of plant assets placed in service. The Generation and Marketing segment’s depreciation and amortization expenses increased $1.9 million for 2003 primarily due to increased depreciation resulting from increases in amounts of plant assets placed in service. The Generation and Marketing segment’s deprecation and amortization expenses decreased $2.5 million for 2002 primarily due to the transfer of the Ohio and FERC jurisdictional generating assets to AE Supply on June 1, 2001.

Taxes Other Than Income Taxes: Taxes other than income taxes for 2003, 2002 and 2001 were as follows:

(In millions)	2003	2002	2001
Delivery and Services	$22.0	$23.1	$21.2
Generation and Marketing	19.8	22.6	27.9

Total taxes other than income taxes	$41.8	$45.7	$49.1

For the Delivery and Services segment, taxes other than income taxes of $19.2 million, $18.0 million, and $14.7 million have been reclassified to discontinued operations for 2003, 2002, and 2001, respectively.

Taxes other than income taxes primarily includes gross receipts taxes, payroll taxes, and property taxes. Taxes other than income taxes for 2003 decreased $1.1 million for the Delivery and Services segment and $2.8 million for the Generation and Marketing segment primarily due to a favorable sales tax audit settlement, lower Pennsylvania property taxes resulting from a favorable court ruling, and lower payroll taxes resulting from lower payroll expense, offset by an increase in business and occupation tax resulting from higher taxable revenues.

Total taxes other than income taxes increased $1.9 million for 2002 for the Delivery and Services segment primarily due to an increase in property tax expense. Total taxes other than income taxes decreased $5.3 million for the Generation and Marketing segment for 2002 due to the transfer of the Ohio and FERC jurisdictional generating assets to AE Supply on June 1, 2001.

Other Income and Expenses, Net

Other income and expenses, net, represent nonoperating income and expenses before income taxes. Other income and expenses, net, increased $62.1 million for 2003 primarily due to the recognition of a gain related to the reapplication of SFAS No. 71 to generation assets in West Virginia. See Notes 8 and 15 to the Consolidated Financial Statements for additional details.

Other income and expenses, net, decreased $2.4 million for 2002 primarily due to decreases in interest income, Monongahela’s share of the earnings from Allegheny Generating Company (AGC), and non-operating income offset, in part, by gains on Canaan Valley land sales.

For the Delivery and Services segment, other income of $0.5 million and $0.8 million has been reclassified to discontinued operations for 2003 and 2002, respectively. These amounts were primarily related to interest income.

Interest Expense

Interest expense for 2003 increased $2.8 million primarily due to a reduction in the allowance for borrowed funds used during construction and interest capitalized. Interest expense decreased $1.8 million for 2002 primarily due to the retirement of long-term debt.

For the Delivery and Services segment, interest expense of $8.7 million, $8.9 million, and $10.0 million has been reclassified to discontinued operations for 2003, 2002, and 2001, respectively.

Federal and State Income Tax Expense

Income tax expense on continuing operations was $39.2 million in 2003, $8.3 million in 2002 and $32.0 million in 2001. The effective tax rates for continuing operations were 35.3 percent, 20.4 percent, and 28.7 percent for 2003, 2002, and 2001, respectively. The 2003 effective tax rate did not significantly differ from the federal statutory tax rate. The 2002 effective tax rate was lower than the federal statutory tax rate primarily due to tax benefits derived from adjustments to nondeductible reserves, amortization of deferred investment tax credits and the allocation of consolidated tax savings to Monongahela. The 2001 effective tax rate was lower than the federal statutory tax rate primarily due to tax benefits derived from amortization of deferred investment tax credits and the allocation of consolidated tax savings to Monongahela.

Note 9 to the Consolidated Financial Statements provides a further analysis of income taxes.

Cumulative Effect of Accounting Change, Net

On January 1, 2002, Monongahela adopted SFAS No. 142. An assessment upon adoption determined that approximately $195.0 million of goodwill, related to its acquisitions of Mountaineer and WVP, was impaired. As a result, Monongahela recorded a charge of $115.4 million, net of income taxes, as the cumulative effect of an accounting change as of January 1, 2002. See Note 4 to the Consolidated Financial Statements for additional information.

FINANCIAL CONDITION, REQUIREMENTS AND RESOURCES

Liquidity and Capital Requirements

To meet cash needs for operating expenses, the payment of interest, retirement of debt, and acquisitions and construction programs, Monongahela and its subsidiaries have used internally generated funds (net cash provided by operations less common and preferred dividends) and external financings, including the sale of common and preferred stock, debt instruments, installment loans, and lease arrangements. The timing and amount of external financings depend primarily upon economic and financial market conditions, Monongahela’s and its subsidiaries’ cash needs, and capital structure objectives of Allegheny. The availability and cost of external financings depend upon the financial condition of the companies seeking those funds and market conditions.

During February and March 2003, Monongahela issued $10.0 million of long-term debt (including letters of credit) to repay short-term and long-term indebtedness and for other corporate purposes.

The aggregate amount related to Monongahela is shown below (see Note 3 to the Consolidated Financial Statements for the defined terms of these facilities):

(In millions)
Unsecured facility (a)	$—
Unsecured credit facility	10.0

Total	$10.0

(a)	AE, Monongahela and West Penn are listed as the designated borrowers under this facility; however, AE had utilized the full facility amount.

The $10 million unsecured credit facility at Monongahela was renegotiated as part of a $55 million revolving facility of which $53.6 million was drawn and the remainder is no longer available.

Monongahela’s redemptions of all other indebtedness, during 2003 are listed below:

(In millions)
Medium Term Notes	$43.5
Note Purchase Agreements	3.4
Pollution Control Bonds	16.2

Total	$63.1

Monongahela may seek to engage in further financings to support capital expenditures and to maintain working capital. In addition, Monongahela’s fuel procurement, and risk management activities require direct and indirect credit support. As of December 31, 2003, Monongahela had total indebtedness of $772.5 million.

Other Matters Concerning Liquidity and Capital Requirements

Monongahela has various obligations and commitments to make future cash payments under contracts such as debt instruments, lease arrangements, fuel agreements, and other contracts. The tables below provide a summary of the payments due by period for these obligations and commitments as of December 31, 2003 without taking into regard the New Loan Facilities entered into in March 2004. This table does not include capacity contract commitments that were accounted for under fair value accounting, or contingencies.

	Payments Due by Period
Contractual Cash Obligations and Commitments (In millions)	Payments by December 31, 2004	Payments from January 1, 2005 to December 31, 2006	Payments from January 1, 2007 to December 31, 2008	Payments from January 1, 2009 and beyond	Total
Long-term debt due within one year	$3.3	$—	$—	$—	$3.3
Long-term debt*	—	306.6	47.1	363.6	717.3
Short-term debt	53.6	—	—	—	53.6
Capital lease obligations	4.7	9.4	3.0	0.1	17.2
Operating lease obligations	1.2	0.9	0.1	—	2.2
PURPA purchased power	57.6	117.2	118.8	1,258.8	1,552.4
Fuel purchase commitments	94.5	73.2	13.2	—	180.9

Total	$214.9	$507.3	$182.2	$1,622.5	$2,526.9

*	Does not include unamortized debt expense, discounts or premiums.

Cash Flows

Internal generation of cash, consisting of cash flows from operations reduced by common and preferred dividends was $69.3 million in 2003, compared with $101.6 million in 2002.

During 2003 and 2002, cash flows from operations were $117.9 million and $178.4 million, respectively. Significant cash flows from operating activities included $35.2 million from the net decrease in taxes receivable/accrued and $41.1 million from the increase in noncurrent income taxes payable.

During 2003 and 2002, cash flows used in investing were $78.7 million and $89.4 million, respectively. Significant cash flows used in investing activities included $68.2 million and $92.4 million in payments for construction expenditures, respectively.

During 2003 and 2002, cash flows used in financing were $50.4 million and $38.3 million, respectively. Significant cash flows used in financing activities included:

2003:

•	$63.1 million in payments for the retirement of notes, bonds, and other long-term debt;

•	$48.6 million in payments for dividends paid on capital stock; and

•	$53.6 million in proceeds from the issuance of short-term debt.

2002:

•	$76.8 million in payments for cash dividends paid on capital stock;

•	$33.9 million in payments for retirement of various indebtedness;

•	$14.4 million in net payments for the retirement and borrowing of short-term debt; and

•	$83.0 million from proceeds of notes receivable issued to affiliates.

Financing

Common Stock:

There were no shares of common stock repurchased in 2003 and 2002.

Long-term Debt: See Note 3 to the Consolidated Financial Statements for additional details regarding debt issued and redeemed during 2003, 2002 and 2001, and the New Loan Facilities entered into in March 2004.

Short-term Debt: Monongahela has $53.6 million of short-term debt outstanding at December 31, 2003, which represents a bridge loan outstanding that has a term of 364 days, and was issued in September 2003. As a result of the New Loan Facilities, AE, under its $200 million revolving credit facility, will have the ability to issue $100 million of letters of credit. See Note 10 to the Consolidated Financial Statements for additional details regarding short-term debt activity during 2002 and 2001.

Change in Credit Ratings

On May 8, 2003, Standard and Poor’s Ratings Services (S&P) lowered its corporate credit rating on AE, AE Supply and other subsidiaries. AE’s corporate credit rating was lowered to “B” from “BB-” and all ratings were removed from Credit Watch and placed on negative outlook. S&P quoted a reliance on asset sales under challenging industry conditions to bolster liquidity as the basis for its negative outlook. AE Supply’s senior unsecured rating was downgraded to “CCC+.” On February 17, 2004, S&P reaffirmed its ratings and moved the outlook to stable and provided ratings for the New Loan Facilities.

On July 1, 2003, Moody’s Investor’s Service (Moody’s) downgraded AE’s senior unsecured ratings to “B2” from “B1” and AE Supply’s senior unsecured ratings to “B3” from “B1.” The ratings of the utility affiliates were also downgraded, with all ratings under review for possible further downgrade. Moody’s rating action reflected its concerns regarding Allegheny’s liquidity and limited financial flexibility in the near and intermediate term, weak operating cash flow relative to consolidated debt levels, pressures on cash flow and earnings due to the renegotiated power sales contract and execution risk with Allegheny’s plan to meet the debt repayment schedule and strengthen its balance sheet.

On January 28, 2004, Moody’s affirmed the ratings of AE, AE Supply and other subsidiaries while moving the outlook to stable. On February 12, 2004, Moody’s assigned ratings to the New Loan Facilities and upgraded AE Supply’s Statutory Trust Secured Debt to “B1” from “B2.”

On February 12, 2004, Fitch IBCA Ratings Services (Fitch) affirmed the ratings of AE, AE Supply and other subsidiaries while moving the outlook to stable. In addition, Fitch assigned ratings to the New Loan Facilities and upgraded AE Supply’s Statutory Trust Secured Debt to “BB-” from “B+.”

The following table lists Monongahela’s credit ratings.

	Moody’s	S&P	Fitch
Outlook	Stable	Stable	Stable
Effective Date	February 12, 2004	February 17, 2004	February 12, 2004
Monongahela
First Mortgage Bonds (Secured)	Ba1	BB-	BBB
Unsecured debt	Ba2	B-	BBB-
Preferred stock	B1	CCC+	BB+

NEW ACCOUNTING STANDARDS

Effective January 1, 2003, Monongahela adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which provides accounting and disclosure requirements for retirement obligations associated with long-lived assets. Monongahela recorded retirement obligations primarily related to ash landfills, underground and above-ground storage tanks, and natural gas wells.

The effect of adopting SFAS No. 143 on Monongahela’s consolidated financial statements effective January 1, 2003, was as follows:

(In millions)	Property, Plant, and Equipment, Net	Non-Current Regulatory Asset	Non-Current Liabilities (AROs)	Decrease in Pre-Tax Income	Decrease in Net Income
Monongahela	$3.0	$2.3	$6.1	$(0.8)	$(0.4)

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statement of operations for all periods presented. The above table includes a cumulative effect adjustment of $0.4 million ($0.7 million, before income taxes), which was related to the natural gas operations.

The accumulated provision for Monongahela’s future cost of removal related to electric utility plant, for which there is no related asset retirement obligation, of $230.4 million and $218.5 million, as of December 31, 2003 and 2002, respectively, is subject to SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” These amounts are classified as regulatory liabilities in the consolidated balance sheets as of December 31, 2003 and 2002.

In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendment set forth in SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133 and when a derivative contains a financing component that warrants special reporting in the statement of cash flows, as well as amending certain other existing pronouncements. These changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain implementation issues and certain provisions of forward purchase and sale contracts and for hedging relationships designated after June 30, 2003. There was no material impact on Monongahela’s financial statements from the adoption of SFAS No. 149.

In July 2003, the Emerging Issue Task Force (EITF) reached a consensus on EITF 03-11, “Reporting Gains and Losses on Derivative Instruments that are subject to FASB Statement No. 133, and Not Held for Trading Purposes,” as defined in EITF 02-3. EITF 03-11 addresses classification of income statement related amounts for derivative contracts. The task force reached a consensus that determining whether realized gains or losses on physically settled derivative contracts not “held for trading purposes” should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. Monongahela will implement EITF 03-11 on January 1, 2004. Monongahela does not expect the impact of adopting EITF 03-11 to be material to its results of operations or financial condition.

On December 31, 2003, Monongahela adopted FASB Interpretation No. 46 (revised December, 2003), “Consolidation of Variable Interest Entities,” (FIN 46R) which addresses the consolidation of “variable interest entities” (VIEs) for its interests in special purpose entities. FIN 46R requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. Monongahela adopted the provisions of FIN 46R, as of

December 31, 2003, for its interest in variable interest entities that are considered special purpose entities. The adoption of FIN 46R had no material impact on Monongahela’s consolidated results of operations, financial position or statements of cash flows.

Monongahela is required to adopt FIN 46R for its interest in variable interest entities that are not considered special purpose entities no later than March 31, 2004. Monongahela does not expect the impact of adopting FIN 46R for these interests to be material to its results of operations, financial position, or statements of cash flows.

In January 2004, the FASB issued FASB Staff Position (FSP) No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP No. 106-1 permits the sponsor of a post-retirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), and requires certain disclosures pending further consideration of the underlying accounting issue. The Act, signed into law in December 2003, introduces a prescription drug benefit under Medicare, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare (part D).

As of December 31, 2003, Allegheny and its subsidiaries, including Monongahela, have elected to follow the deferral provisions of FSP No. 106-1. In accordance with this FSP, any measures of the accumulated post-retirement benefit obligation or net periodic post-retirement benefit cost in Monongahela’s consolidated financial statements or accompanying notes do not reflect the effects of the Act on its plans. Specific authoritative guidance on the accounting for the federal subsidy under the Act is pending; such guidance, when issued, may require Monongahela to change previously reported information.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations

	Year ended December 31
(In thousands)	2003	2002	2001
Operating revenues	$718,863	$695,461	$704,889

Operating expenses:
Fuel consumed for electric generation	135,088	128,922	131,799
Purchased energy and transmission	164,224	163,230	131,825
Workforce reduction expenses	—	27,770	—
Operations and maintenance	228,976	194,333	186,068
Depreciation and amortization	63,693	61,475	62,254
Taxes other than income taxes	41,809	45,748	49,092

Total operating expenses	633,790	621,478	561,038

Operating income	85,073	73,983	143,851

Other income, net (Note 15)	69,500	7,423	9,845

Interest expense	43,434	40,667	42,461

Income from continuing operations before income taxes	111,139	40,739	111,235

Income tax expense from continuing operations	39,187	8,303	31,977

Income from continuing operations	71,952	32,436	79,258

Income from discontinued operations, net of tax of $5,229, $521 and $6,571	9,197	1,302	10,199

Income before cumulative effect of accounting change	81,149	33,738	89,457

Cumulative effect of accounting change, net of tax of $314 and $79,596	(456)	(115,436)	—

Net income (loss)	$80,693	$(81,698)	$89,457

See accompanying Notes to Consolidated Financial Statements.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year ended December 31
(In thousands)	2003	2002	2001
Cash flows from operations:
Consolidated net income (loss)	$80,693	$(81,698)	$89,457
Cumulative effect of accounting change, net	456	115,436	—

Consolidated income before cumulative effect of accounting change	81,149	33,738	89,457
Reapplication of SFAS No. 71	(61,724)	—	—
Depreciation and amortization	73,702	73,492	79,011
Gains on Canaan Valley land sales	—	(1,927)	—
Deferred investment credit and income taxes, net	40,892	33,353	16,678
Deferred energy costs, net	(33,913)	6,470	—
Workforce reduction expenses	—	27,770	—
Other, net	(160)	(2,922)	2,194
Changes in certain assets and liabilities:
Accounts receivable, net	(733)	(6,018)	17,498
Materials and supplies	(30,297)	10,743	(32,216)
Taxes receivable / accrued, net	35,199	(24,764)	6,629
Accounts payable	(6,248)	178	(3,484)
Accounts payable to affiliates, net	6,044	(22,016)	(1,703)
Noncurrent income taxes payable	4,604	41,067	—
Other, net	9,402	9,278	23,184

Net cash flows from operations	117,917	178,442	197,248

Cash flows used in investing:
Construction expenditures and investments (less allowance for other than borrowed funds used during construction)	(68,194)	(92,355)	(104,450)
Proceeds from Canaan Valley land sales	—	3,196	—
Contribution to affiliate	(9,188)	—	—
Other investments	(1,283)	(274)	(3,181)

Net cash flows used in investing	(78,665)	(89,433)	(107,631)

Cash flows used in financing:
Notes receivable from affiliates	8,503	83,000	(69,499)
Short-term debt, net	52,756	(14,350)	(22,665)
Issuance of notes, bonds, and other long-term debt	—	—	299,724
Retirement of notes, bonds, and other long-term debt	(63,073)	(30,101)	(193,333)
Cash dividends paid on capital stock:
Preferred stock	(5,037)	(5,037)	(5,037)
Common stock	(43,593)	(71,797)	(98,026)

Net cash flows used in financing	(50,444)	(38,285)	(88,836)

Net change in cash and temporary cash investments	(11,192)	50,724	781
Cash and temporary cash investments at January 1	55,163	4,439	3,658

Cash and temporary cash investments at December 31	$43,971	$55,163	$4,439

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	$49,534	$48,078	$47,341
Income taxes	$—	$—	$29,865

See accompanying Notes to Consolidated Financial Statements.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

	As of December 31
(In thousands)	2003	2002
ASSETS
Current assets:
Cash and temporary cash investments	$43,971	$55,163
Accounts receivable:
Billed:
Customer	58,991	68,261
Other	6,202	4,549
Unbilled	59,483	51,137
Allowance for uncollectible accounts	(4,955)	(4,878)
Notes receivable due from affiliates	—	8,503
Materials and supplies:
Operating and construction	18,722	18,428
Fuel, including stored gas	60,303	30,300
Taxes receivable	—	33,018
Prepaid taxes	24,227	23,592
Regulatory assets	33,351	1,847
Other	8,582	12,893

Total current assets	308,877	302,813

Property, plant, and equipment:
Generation	932,827	882,472
Transmission	294,616	292,945
Distribution	1,230,006	1,191,843
Other	127,555	125,742
Accumulated depreciation	(1,024,285)	(978,664)

Subtotal	1,560,719	1,514,338
Construction work in progress	34,940	75,678

Total property, plant and equipment	1,595,659	1,590,016

Investments and other assets:
Investment in Allegheny Generating Company	42,634	31,533
Other	10,319	6,275

Total investments and other assets	52,953	37,808

Deferred charges:
Regulatory assets	102,705	101,843
Other	12,876	9,711

Total deferred charges	115,581	111,554

Total assets	$2,073,070	$2,042,191

See accompanying Notes to Consolidated Financial Statements.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets (Continued)

	As of December 31
(In thousands)	2003	2002
LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
Short-term debt	$53,610	$—
Long-term debt due within one year	3,348	65,923
Notes, and bonds	—	690,127
Accounts payable	57,517	63,765
Accounts payable to affiliates, net	28,561	21,472
Taxes accrued:
Federal and state income	5,282	—
Other	38,698	41,799
Interest accrued	12,169	13,385
Regulatory liabilities	—	5,452
Other	34,234	17,564

Total current liabilities	233,419	919,487

Long-term debt	715,501	28,477

Deferred credits and other liabilities:
Unamortized investment credit	4,738	6,886
Non-current income taxes payable	45,671	41,067
Deferred income taxes	192,161	177,116
Obligations under capital leases	12,221	14,318
Regulatory liabilities	233,989	269,838
Notes payable to affiliates	14,484	15,529
Other	33,427	17,883

Total deferred credits and other liabilities	536,691	542,637

Preferred stock	74,000	74,000

Stockholder’s equity:
Common stock	294,550	294,550
Other paid-in capital	110,492	106,770
Retained earnings	108,333	76,270
Accumulated other comprehensive income	84	—

Total common stockholder’s equity	513,459	477,590

Commitments and contingencies (Note 17)

Total liabilities and stockholder’s equity	$2,073,070	$2,042,191

See accompanying Notes to Consolidated Financial Statements.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

Consolidated Statements of Capitalization

	(In thousands)
As of December 31	2003	2002
Stockholder’s equity:
Common stock-$50 par value per share, 8,000,000 shares authorized, 5,891,000 shares outstanding	$294,550	$294,550
Other paid-in capital	110,492	106,770
Retained earnings	108,333	76,270
Accumulated other comprehensive income	84	—

Total	$513,459	$477,590

Preferred stock—cumulative, $100 par value per share, 1,500,000 shares authorized, outstanding as follows:

	December 31, 2003		(In thousands)
Series	Shares Outstanding	Regular Call Price Per Share	2003	2002
4.40%–4.80%	190,000	$103.50 to $106.50	$19,000	$19,000
$6.28–$7.73	550,000	$100.00 to $102.86	55,000	55,000

Total (annual dividend requirements $5.0 million)			$74,000	$74,000

Long-term debt:

		(In thousands)
	December 31, 2003 Interest Rate %	2003 Long-term Debt	2002 Current Liabilities(a)	2002 Long-term Debt
First mortgage bonds, maturity:
2006-2007	5.000%-7.250%	$325,000	$325,000	$—
2022-2025	7.625%-8.375%	110,000	110,000	—
Secured notes due 2007-2029	4.700%-7.000%	81,829	57,265	24,579
Unsecured notes due 2007-2019	4.750%-8.090%	94,001	93,334	4,000
Installment purchase obligations due 2003	4.500%	—	19,100	—
Medium-term debt due 2010	7.360%	110,000	153,475	—
Unamortized debt discount		(1,981)	(2,124)	(102)

Total (annual interest requirements $48.1 million)		718,849	756,050	28,477
Less current maturities		3,348	65,923	—

Total		$715,501	$690,127	$28,477

(a)	As discussed in Note 3, $690.1 million of Long-term debt was classified as short-term as a result of debt covenant violations; these violations were subsequently cured and the amounts are classified as long-term as of December 31, 2003.

See accompanying Notes to Consolidated Financial Statements.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

(In thousands)	Shares outstanding	Common stock	Other paid-in capital	Retained earnings	Accumulated other comprehensive income	Total common stockholder’s equity
Balance at January 1, 2001	5,891,000	$294,550	$164,941	$248,408	$—	$707,899
Consolidated net income	—	—	—	89,457	—	89,457

Transfer of net assets to Allegheny Energy Supply Company, LLC (AE Supply)	—	—	(64,699)	—	—	(64,699)
Dividends declared on preferred stock	—	—	—	(5,037)	—	(5,037)
Dividends declared on common stock	—	—	—	(98,026)	—	(98,026)

Balance at December 31, 2001	5,891,000	$294,550	$100,242	$234,802	$—	$629,594

Consolidated net loss	—	—	—	(81,698)	—	(81,698)

Transfer of postretirement benefits other than pensions to Allegheny Energy Service Corporation	—	—	5,013	—	—	5,013
Pollution control bond principal and interest paid by AE	—	—	1,615	—	—	1,615
Other	—	—	(100)	—	—	(100)

Dividends declared on preferred stock	—	—	—	(5,037)	—	(5,037)
Dividends declared on common stock	—	—	—	(71,797)	—	(71,797)

Balance at December 31, 2002	5,891,000	$294,550	$106,770	$76,270	$—	$477,590

Consolidated net income	—	—	—	80,693	—	80,693

Pollution control bond principal and interest paid by AE	—	—	3,722	—	—	3,722
Dividends declared on preferred stock	—	—	—	(5,037)	—	(5,037)
Dividends declared on common stock	—	—	—	(43,593)	—	(43,593)
Change in other comprehensive income	—	—	—	—	84	84

Balance at December 31, 2003	5,891,000	$294,550	$110,492	$108,333	$84	$513,459

See accompanying Notes to Consolidated Financial Statements.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

These notes are an integral part of the consolidated financial statements.

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Monongahela Power Company (Monongahela) is a wholly-owned subsidiary of Allegheny Energy, Inc. (AE, and collectively with AE’s consolidated subsidiaries, Allegheny) and along with its wholly-owned subsidiary Mountaineer Gas Company (Mountaineer) and its regulated utility affiliates, The Potomac Edison Company (Potomac Edison) and West Penn Power Company (West Penn), collectively doing business as Allegheny Power, operate electric and natural gas transmission and distribution (T&D) systems. Monongahela’s business is the operation of electric T&D systems in Ohio and West Virginia, the operation of natural gas T&D systems in West Virginia, and the generation of electric energy for its West Virginia jurisdiction. In 2002, Monongahela aligned its businesses into two principal business segments. The Generation and Marketing segment is comprised of Monongahela’s electric generation. The Delivery and Services segment is comprised of Monongahela’s electric T&D systems.

Monongahela is subject to regulation by the Securities and Exchange Commission (SEC), the Public Service Commission of West Virginia (West Virginia PSC), the Public Utilities Commission of Ohio (PUCO), and the Federal Energy Regulatory Commission (FERC).

Allegheny Energy Services Corporation (AESC) is a wholly-owned subsidiary of AE that employs substantially all of the people who work at Allegheny and its subsidiaries. As of December 31, 2003, AESC employed 5,148 employees of which 1,556 are subject to collective bargaining arrangements.

During the third quarter of 2004, Monongahela entered into an agreement to sell its natural gas operations. The results of operations relating to these assets have been reclassified to discontinued operations in the accompanying statements of operations for all periods presented. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the assets and liabilities associated with these discontinued operations will be reclassified as held for sale in the balance sheets as of and subsequent to the date that held for sale criteria were met.

Certain other amounts in the December 31, 2002 consolidated balance sheet and in the December 31, 2002 and 2001 consolidated statements of operations and the December 31, 2002 and 2001 consolidated statements of cash flows have been reclassified for comparative purposes. Significant accounting policies of Monongahela and its subsidiaries are summarized below.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles used in the United States of America (GAAP) requires Monongahela to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingencies during the reporting period. On a continuous basis, Monongahela evaluates its estimates, including those related to the calculation of the fair value of commodity contracts and derivative instruments, unbilled revenues, provisions for depreciation and amortization, regulatory assets, income taxes, pensions and other postretirement benefits, and contingencies related to environmental matters and litigation. Monongahela bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In the normal course of business, estimated amounts are subsequently adjusted to actual results that may differ from the estimates.

Consolidation

The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis. The consolidated financial statements include the accounts of Monongahela and all subsidiary companies after elimination of intercompany transactions and balances and are prepared in conformity with GAAP, giving recognition to the rate-making and accounting practices of the Federal Energy Regulatory Commission (FERC) and applicable state regulatory commissions.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revenues

Revenues from the sale of electricity and natural gas to customers of the regulated utility subsidiaries are recognized in the period that the electricity and natural gas are delivered and consumed by customers, including an estimate for unbilled revenues.

Natural gas production revenue is recognized as income when the natural gas is extracted, delivered and sold.

Debt Issuance Costs

Costs incurred to issue debt are recorded as deferred charges on the consolidated balance sheets. These costs are amortized over the term of the related debt instrument using the effective interest method.

Property, Plant and Equipment

Regulated Subsidiaries

Regulated property, plant, and equipment are stated at original cost. Cost includes direct labor and materials; allowance for funds used during construction on regulated property for which construction work in progress is not included in rate base; and indirect costs such as administration, maintenance and depreciation of transportation and construction equipment, postretirement benefits, taxes, and other benefits related to employees engaged in construction.

Upon normal retirement, the cost of depreciable regulated property, plus removal costs less salvage, are charged to accumulated depreciation with no gain or loss recorded.

Unregulated Subsidiaries

Unregulated property, plant, and equipment are stated at original cost. Monongahela’s Ohio and FERC jurisdictional generating assets were transferred to AE Supply at book value from 1999 through June 2001. For unregulated subsidiaries, gains or losses on asset dispositions are included in the determination of net income.

Monongahela capitalizes the cost of software developed for internal use. These costs are amortized on a straight-line basis over the expected useful life of the software beginning upon a project’s completion.

Monongahela accounts for its natural gas exploration and production activities under the successful efforts method of accounting. The cost of natural gas wells is being depleted using the units of production method.

Monongahela consolidates its proportionate interest in the electric generating stations it owns jointly with AE Supply.

Long-Lived Assets

Long-lived assets owned by Monongahela are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable through operations, in accordance with SFAS No. 144. If the carrying amount of the asset exceeds the expected undiscounted future cash flows generated by the asset, an impairment loss is recognized, resulting in the asset being written down to its fair value. The fair value is determined by the use of quoted market prices, appraisals, or the use of other valuation techniques, such as expected discounted future cash flows.

Allowance for Funds Used During Construction (AFUDC) and Interest Capitalized

AFUDC, an item that does not represent current cash income, is defined in applicable regulatory systems of accounts as including “the net cost for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used.” AFUDC is recognized as a cost of the Delivery and Services segment’s regulated property, plant and equipment, and beginning in 2003, the Generation and Marketing segment’s regulated property, plant and equipment as a result of the reapplication of Statement of Financial Accounting Standards (SFAS) No

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

71. Rates used for computing AFUDC in 2003, 2002, and 2001 averaged 7.38 percent, 8.97 percent, and 8.42 percent, respectively.

For the Generation and Marketing segment’s construction, from June 1, 2001 until December 31, 2002, Monongahela had capitalized interest costs and amortized them on a straight line basis over the lives of the applicable assets in accordance with SFAS No. 34, “Capitalization of Interest Costs.” The interest capitalization rates in 2002 and 2001 were 6.14 percent and 7.14 percent, respectively. Monongahela did not capitalize any interest during 2003 and had capitalized $2.6 million of interest during 2002.

Depreciation and Maintenance

Depreciation expense is determined generally on a straight-line method based on the estimated service lives of depreciable properties and amounted to approximately 3.0 percent of average depreciable property in 2003, 3.1 percent in 2002, and 3.0 percent in 2001. Estimated service lives for generation property and T&D property are as follows:

Years
General property:
Steam scrubbers and equipment	28-31
Steam generator units	50-60
Internal combustion units	35-40
Hydroelectric dams and facilities	100-110
Transmission and distribution property:
Gas distribution equipment	28-41
Electric distribution equipment	34-49
General office/other equipment	5-20
Computers and information systems	5-15
Other property:
Office buildings and improvements	46-60
Vehicles and transportation	7-20

The Delivery and Service segment’s depreciation expense was $29.1 million, $28.4 million, and $27.9 million for 2003, 2002, and 2001, respectively. The Generation and Marketing segment’s depreciation expense was $33.9 million, $32.0 million, and $33.6 million for 2003, 2002, and 2001, respectively. Depreciation expense for regulated property is provided for under currently enacted regulatory rates.

Certain results of operations amounts relating to discontinued operations have been reclassified in the accompanying statement of operations for all periods presented. For the Delivery and Services segment, depreciation expense of $9.7 million, $11.6 million and $11.3 million has been reclassified to discontinued operations for 2003, 2002, and 2001, respectively.

Maintenance expenses represent costs incurred to maintain the power stations, the electric and natural gas T&D systems, and general plant, and reflect routine maintenance of equipment and rights-of-way, as well as planned repairs and unplanned expenditures, primarily from forced outages at the power stations and periodic storm damage to the T&D system. Maintenance costs are expensed as incurred.

Goodwill and Other Intangible Assets

Monongahela records the acquisition cost in excess of fair value of tangible and intangible assets acquired, less liabilities assumed, as goodwill. Effective January 1, 2002, with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” Monongahela ceased amortization of goodwill and now tests goodwill for impairment at least annually. Other intangible assets with indefinite lives are not amortized, but, rather, tested for impairment at least annually. Other intangible assets with finite lives are amortized over their useful lives and tested for impairment when events or circumstances warrant.

Investments

Investments are recorded using the equity method of accounting, if the investment gives Monongahela the ability to exercise significant influence, but not control, over the investee. The income or loss from unregulated investments is recorded in other income and expenses, net, in the consolidated statements of operations.

Monongahela’s interest in the common stock of AGC is 22.97 percent at December 31, 2003 and 2002. AE Supply owns the remaining shares of AGC. Monongahela reports AGC in its consolidated financial statements using the equity method of accounting. AGC owns an undivided 40 percent interest, 960 megawatts (MW), in the 2,400 MW pumped-storage hydroelectric station in Bath County, Virginia, operated by the 60 percent owner, Virginia Electric and Power Company, a nonaffiliated utility.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Following is a summary of financial information for AGC in its entirety:

	December 31,
(In millions)	2003	2002
Balance sheet information:
Assets:
Current assets	$6.1	$28.4
Property, plant, and equipment, net	547.1	555.4
Deferred charges	9.2	13.7

Total assets	$562.4	$597.5

Liabilities and stockholders’ equity:
Current liabilities	$5.0	$108.2
Debentures	—	99.3
Long-term debt	129.4	—
Deferred credits and other liabilities	242.4	252.8
Stockholders’ equity	185.6	137.2

Total liabilities and stockholders’ equity	$562.4	$597.5

	Year Ended December 31,
(In millions)	2003	2002	2001
Statement of operations information:
Affiliated operating revenues	$70.5	$64.1	$68.5
Operating expenses	$25.4	$25.7	$25.5
Operating income	$45.1	$38.4	$43.0
Net income	$20.8	$18.6	$20.3

Temporary Cash Investments

For purposes of the consolidated statements of cash flows and balance sheets, temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

Intercompany Receivables and Payables

Monongahela has various operating transactions with affiliates. It is Monongahela’s policy that the affiliated receivable and payable balances outstanding from these transactions are presented net on the consolidated balance sheets and the consolidated statements of cash flows.

Substantially all of the employees of Allegheny are employed by Allegheny Energy Services Corporation (AESC), which performs services at cost for Monongahela and its affiliates in accordance with PUHCA. Through AESC, Monongahela is responsible for its proportionate share of services provided by AESC. The total billings by AESC (including capital) to Monongahela for 2003, 2002, and 2001 were $212.3 million, $203.7 million, and $177.2 million, respectively.

Monongahela purchases nearly all of the power necessary to serve its Ohio customers who do not choose an alternate electricity generation provider from its unregulated generation company affiliate, AE Supply, in accordance with agreements approved by the FERC. The expense from these purchases is reflected in “Purchased energy and transmission” expense on the consolidated statements of operations. For 2003, 2002, and 2001, Monongahela purchased power from AE Supply of $17.2 million, $16.0 million, and $28.3 million, respectively. To balance load requirements, Monongahela sells electricity to AE Supply under a market rate tariff and other agreements. For 2003, 2002, and 2001, Monongahela sold electricity back to AE Supply of $51.0 million, $38.8 million, and $70.8 million, respectively.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

At December 31, 2003 and 2002, Monongahela had net accounts payable to affiliates of $28.6 million and $21.5 million, respectively.

See Note 9 for information regarding affiliated income taxes payable associated with Monongahela’s inclusion in Allegheny’s consolidated federal income tax return.

See Note 10 for information regarding Monongahela’s participation in an Allegheny internal money pool, a facility that accommodates short-term borrowing needs.

Transfer of Assets

On June 1, 2001, Monongahela transferred, at book value, approximately 352 MW of Ohio and FERC jurisdictional generating assets to AE Supply. PUCO, as part of Ohio’s deregulation efforts, approved the transfer.

In conjunction with the transfer of the generating assets of Monongahela to AE Supply, AE Supply assumed certain pollution control debt. As of December 31, 2003, Monongahela is a co-obligor of $12.8 million of this pollution control debt.

The pollution control notes related to the transfer of the Ohio jurisdictional generating assets are included as debt in Monongahela’s financial statements as Monongahela remains co-obligor for the debt. Even though AE Supply is responsible for the payment of the pollution control notes, Monongahela continues to accrue interest expense associated with the notes. As AE Supply remits payment, Monongahela reduces accrued interest and increases paid-in capital.

AE Supply and its affiliate, Monongahela, own certain generating assets jointly as tenants in common. The assets are operated by AE Supply, with each of the owners being entitled to the available energy output and capacity in proportion to its ownership in the assets. Monongahela does the billing for the jointly owned stations located in West Virginia, while AE Supply is responsible for billing Hatfield’s Ferry Power Station, a Pennsylvania station. See Note 14 for additional information regarding jointly owned electric utility plants.

The Ohio and FERC jurisdictional generating assets transferred to AE Supply in 2001 have been leased back by Monongahela. Monongahela and AE Supply have mutually agreed to continue the annual lease, which renews automatically. For 2003 and 2002, the rental expense from this arrangement totaled $36.2 million and $58.8 million, respectively, and is reported as “Purchased energy and transmission” expense on the consolidated statements of operations.

Regulatory Assets and Liabilities

Under cost-based regulation, regulated enterprises are generally permitted to recover their operating expenses and earn a reasonable return on their utility investment.

Monongahela accounts for its regulated operations under the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” The economic effects of regulation can result in a regulated company recording costs that have been, or are expected to be, allowed in the rate-setting process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. Accordingly, Monongahela records assets and liabilities that result from the regulated rate-making process that would not be recorded under GAAP for non-regulated entities. These regulatory assets and liabilities are classified in the consolidated balance sheets as Regulatory Assets and Other Current Assets, and Regulatory Liabilities and Other Current Liabilities. Monongahela periodically evaluates the applicability of SFAS No. 71, and considers factors such as regulatory changes and the impact of competition. If cost-based regulation ends or competition increases, companies may have to reduce their asset balances to reflect a market basis less than cost, and write-off their associated regulatory assets and liabilities. See Note 12 for additional details regarding regulatory assets and liabilities.

Inventory

Monongahela values materials, supplies and fuel inventory using an average cost method.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Income Taxes

Financial accounting income before income taxes differs from taxable income principally because certain income and deductions for tax purposes are recorded in the financial income statement in different periods. Deferred income tax assets and liabilities represent the tax effect of certain temporary differences between the financial statements and tax basis of assets and liabilities computed using the most current tax rates. See Note 9 for additional information regarding income taxes.

Monongahela joins with Allegheny and its affiliates in filing a consolidated federal income tax return. The consolidated income tax liability is allocated among the participants generally in proportion to the taxable income of each participant, except that no subsidiary pays tax in excess of its separate return income tax liability.

Monongahela has deferred the tax benefit of investment tax credits, which are amortized over the estimated service lives of the related property, plant, and equipment.

Federal income tax returns through 1997 have been examined by the Internal Revenue Service (IRS) and settled. Allegheny’s Federal income tax returns for 1998 through 2001 are currently being examined by the IRS. Management believes that its accrued tax liabilities are adequate and that any settlement related to such examination is not expected to have a material impact on Allegheny’s consolidated statement of operations, financial position or cash flow.

Pension and Other Postretirement Benefits

Allegheny has a noncontributory, defined benefit pension plan covering substantially all employees, including officers. Benefits are based on each employee’s years of service and compensation. The funding policy is to contribute annually at least the minimum amount required under the Employee Retirement Income Security Act of 1974 (ERISA) and not more than can be deducted for federal income tax purposes. Plan assets consist of equity securities, fixed-income securities, and short-term investments.

Allegheny’s subsidiaries also provide partially contributory medical and life insurance plans for eligible retirees and dependents. Medical benefits, which make up the largest component of the plans, are based upon an age and years-of-service vesting schedule and other plan provisions. Subsidized medical coverage is not provided in retirement to employees hired on or after January 1, 1993. Funding of these benefits is made primarily into Voluntary Employee Beneficiary Association trust funds. The funding policy is to contribute amounts that can be deducted for federal income tax purposes. Medical benefits are self-insured.

Through AESC, Monongahela is responsible for its proportionate share of postretirement benefit costs.

Other Comprehensive Income

Other comprehensive income, consists of unrealized gains and losses, net of income taxes, from the temporary decline in the fair value of available-for-sale securities, cash flow hedges, and the adjustment for the minimum pension liability.

NOTE 2: COMPREHENSIVE FINANCIAL REVIEW

After Allegheny filed its quarterly report on Form 10-Q for the period ended June 30, 2002, Allegheny identified a miscalculation in its business segment information. Following the discovery of this miscalculation, and in light of Allegheny’s prior restatements of reports filed with the Securities and Exchange Commission (SEC), Allegheny initiated a comprehensive review of its financial processes, records, and internal controls to ensure that its then current and prior financial statements were fairly presented in accordance with GAAP.

As a result of Allegheny’s comprehensive accounting review, Allegheny identified, prior to closing its books for 2002, various errors relating to the financial statements for 2001, 2000, and years prior to 2000. Except for certain classification adjustments to the consolidated balance sheet as of December 31, 2001, Allegheny’s management concluded that these errors were not material, either individually or in the aggregate, to the current year or any prior years’ financial statements. Accordingly, prior year financial statements have not been restated, except for the consolidated balance sheet as of

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

December 31, 2001. These adjustments, which increased the 2002 net loss, aggregated approximately $20.1 million, net of income taxes, and were recorded in the first quarter of 2002 as an increase to the loss.

The adjustments related to Monongahela, which increased the 2002 net loss, aggregated approximately $6.3 million, net of income taxes, and were recorded in the first quarter of 2002.

Monongahela identified, prior to closing its books for 2003, various additional errors relating to the financial statements for 2002, 2001 and years prior to 2001. Monongahela’s management concluded that these errors, coupled with the errors discovered in the prior year, were not material, either individually or in the aggregate, to the current year or any prior years’ financial statements. Accordingly, prior year financial statement amounts have not been restated. These errors, which were recorded in 2003, decreased net income by approximately $2.6 million, net of income taxes.

The nature and amounts of these adjustments, by year, are primarily as follows:

2002

•	The failure to record certain liabilities for incurred but not reported (IBNR) claims for the self-insured portion of workers’ compensation and general liability claims for the fiscal years 2001, 2000, and years prior to 2000. The aggregate amount of these amounts not recorded in the years prior to 2002 was approximately $3.9 million, before income taxes ($2.3 million, net of income taxes); and

•	The understatement of purchased gas costs of approximately $4.6 million before income taxes, ($2.7 million, net of income taxes) following the adoption of a purchased gas adjustment clause for Mountaineer for the 2001 fiscal year;

•	The incorrect recording of Supplemental Executive Retirement Plan (SERP) costs due to the exclusion of benefits funded using a Secured Benefit Plan (SBP) for the fiscal years 2001, 2000, and prior to 2000.

2003

•	The failure to record certain liabilities for post employment benefits. The aggregate amount of these items not recorded in the years prior to 2003 was approximately $3.5 million, before income taxes ($2.1 million, net of income taxes);

•	The correction to amounts previously recorded related to various allocations from affiliates. The aggregate amount of these items were approximately $0.7 million, before income taxes ($0.4 million, net of income taxes); and

•	The incorrect recording of certain immaterial amounts, which aggregated to approximately $0.1 million, before income taxes ($0.1 million, net of income taxes).

The years to which the (charges) income, net of income taxes, relate are as follows:

Type of Adjustment	2002	2001	Prior to 2001	Total
(In millions)
IBNR liabilities not recorded	$—	$(0.1)	$(2.2)	$(2.3)
Post employment liabilities not recorded	0.8	(0.7)	(2.2)	(2.1)
Misstatement of purchased gas costs	—	(2.7)	—	(2.7)
Incorrect recording of SERP	—	(0.9)	0.9	—
Other	0.7	(2.0)	(0.5)	(1.8)

Total	$1.5	$(6.4)	$(4.0)	$(8.9)

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The amounts above, include $0.7 million, ($2.0) million, ($3.1) million and $4.5 million of adjustments related to discontinued operations for 2003, 2002, 2001 and prior to 2001, respectively.

Had the adjustments listed above been recorded in the appropriate years, the following table demonstrates the effect on both income from continuing operations and consolidated net (loss) income:

(In millions)	2003	2002	2001
Income from continuing operations —as reported	$72.0	$32.4	$79.3
Income from continuing operations —as if restated	73.9	42.2	76.0
Income from discontinued operations —as reported	9.2	1.3	10.2
Income (loss) from discontinued operations —as if restated	9.9	(0.7)	7.1
Consolidated net income (loss)—as reported	80.7	(81.7)	89.5
Consolidated net income (loss)—as if restated	83.3	(73.9)	83.1

While certain changes in policies and procedures have been instituted, additional changes are needed to improve the internal control structure of Allegheny.

Allegheny’s management, Audit Committee, and Board of Directors are fully committed to resolving Allegheny’s internal control deficiencies. Ultimate resolution of the deficiencies will include a focus on accountability and strict, timely adherence to a set of sound internal control policies and procedures.

NOTE 3: CAPITALIZATION

Preferred Stock

Each share of Monongahela’s preferred stock is entitled, upon voluntary liquidation, to its then current call price and, on involuntary liquidation, to $100 a share.

Debt Covenants

In October 2002, Allegheny announced that AE, AE Supply, and AGC were in default under their principal credit agreements after AE Supply declined to post additional collateral in favor of several trading counterparties. The request for additional collateral resulted from a downgrade in Allegheny’s credit rating below investment grade by Moody’s. During the period November 2002 through February 2003, AE, AE Supply and AGC obtained waivers of, and amended, certain covenants to these principal credit agreements. The total debt classified as current, in accordance with EITF Issue No. 86-30, “Classification of Obligations When a Violation is Waived by the Creditor,” in Allegheny’s consolidated balance sheet related to such defaults was approximately $2,110.4 million as of December 31, 2002. See the discussion below concerning other defaults on additional long-term debt that also resulted in the classification of that debt as current.

Allegheny had several debt agreements that required it to file copies of its annual or quarterly reports as filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act) with or for the debt holders. Allegheny is also required to deliver to the trustees under the agreements a certificate indicating that Allegheny has complied with all conditions and covenants under the agreements. On April 30, 2003, Allegheny provided certificates to the trustees under its indentures indicating that it was not in compliance with the covenants for filing its annual and quarterly reports that are contained in its First Mortgage Bonds and Debentures. The covenant breach of the First Mortgage Bonds and Debentures is deemed a default of such indebtedness, as well as a default of indebtedness subject to cross-acceleration with such First Mortgage Bonds and Debentures, including certain Pollution Control Bonds and other debt, for Allegheny’s financial reporting purposes in accordance with EITF Issue No. 86-30. The total debt classified as current in Allegheny’s consolidated balance sheet related to such defaults was approximately $1,551.8 million as of December 31, 2002.

In connection with EITF 86-30 “Classification of Obligations When a Violation is Waived by a Creditor,” approximately $690.1 million of Monongahela’s long-term debt was classified as a current liability at December 31, 2002. As of December 31, 2002, $90.0 million was outstanding under two Mountaineer Note Purchase Agreements. These Note Purchase Agreements contain covenants that required Mountaineer to deliver annual and quarterly financial statements,

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

an audited 2002 annual report, and certain certificates to the noteholders by March 31, 2003. Mountaineer delivered these items to the noteholders on December 31, 2003 for its annual report and on January 29, 2004 for all of its quarterly financial statements. The $90.0 million has been classified as a current liability on the consolidated balance sheet as of December 31, 2002. The delivery of the financial statements noted above cured this violation and the $90.0 million is classified as long-term debt at December 31, 2003.

Allegheny filed its combined 2002 Annual Report on Form 10-K on September 25, 2003, combined Quarterly Reports on Form 10-Q for each of the first and second quarters of 2003 on December 19, 2003, and combined Quarterly Reports on Form 10-Q for each of the third quarter of 2002 and the third quarter of 2003 on January 23, 2004. These filings cured the above-mentioned covenant defaults and violations.

2003 Long-Term Debt Refinancing

Allegheny refinanced existing debt and issued new debt on February 25, 2003 and March 13, 2003, as the result of its entry into the Borrowing Facilities, as described below.

AE, AE Supply, Monongahela, and West Penn entered into agreements (Borrowing Facilities) totaling $2,447.8 million with various credit providers to refinance and restructure the bulk of AE and AE Supply’s short-term debt. The Borrowing Facilities were repaid in March 2004 with a combination of available cash and proceeds from the New Loan Facilities, as defined below in “2004 Refinancing”.

Following is a summary of the terms of the Borrowing Facilities:

1.	Facilities at AE, Monongahela, and West Penn:

•	A $305.0 million unsecured facility with AE, Monongahela, and West Penn as the designated borrowers, and under which AE has utilized the full facility amount. Borrowings under this facility bore interest at a London Interbank Offering Rate (LIBOR) based rate plus a margin of five percent or a designated money center bank’s base rate plus a margin of four percent. As of December 31, 2003, the interest rate was approximately 6.12 percent. This facility required a quarterly amortization payment of $7.5 million. This facility was repaid in March 2004 with proceeds from the New Loan Facilities (as defined below).

•	A $25.0 million unsecured credit facility at AE. This facility had an interest rate of a designated money center bank’s base rate plus a margin of four percent and was retired in July 2003; and

•	A $10.0 million unsecured credit facility at Monongahela. On September 24, 2003, this facility was renegotiated as part of a $55 million revolving facility of which $53.6 million was drawn at December 31, 2003. The remainder of the facility is no longer available. The interest on the facility is dependent upon the type of advance and consists of a base rate plus an applicable margin or a LIBOR-based rate plus an applicable margin. As of December 31, 2003, the LIBOR-based rate was approximately 4.63 percent. This facility matures in September 2004 and is classified as short-term debt on the consolidated balance sheet as of December 31, 2003.

2.	Facilities at AE Supply (all outstanding amounts at December 31, 2003 were repaid in March 2004 with a combination of available cash and proceeds from the New Loan Facilities, as defined below):

•	A $987.7 million credit facility (the Refinancing Credit Facility) at AE Supply, of which $893.4 million is secured by substantially all of the assets of AE Supply. Borrowings under the facility bore initial interest at a LIBOR-based rate plus a margin of six percent or a designated money center bank’s base rate plus a margin of five percent on the secured portion. The interest rate margin applicable to unsecured borrowings under the facility was 10.5 percent. As of December 31, 2003, the interest rate was approximately 7.83 percent. This facility required amortization payments of approximately $23.6 million in September 2004, and $117.8 million in December 2004, and matures in April 2005; and

•	A $470.0 million credit facility, of which $420.0 million was drawn and $50.0 million is no longer committed. The facility is secured by substantially all of AE Supply’s assets. Borrowings under the facility bore interest at a

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

LIBOR-based rate plus a margin of six percent or a designated money center bank’s base rate plus a margin of five percent. As of December 31, 2003, the interest rate was approximately 7.12 percent. In December 2003, $250.0 million of the facility was repaid. This facility required a final amortization payment of $170.0 million in September 2004.

•	A $270.1 million credit facility (the Springdale Credit Facility) associated with the financing of the construction of AE Supply’s new generating facility in Springdale, Pennsylvania and which is secured by a combination of that facility and substantially all of AE Supply’s assets. Borrowings under the facility bear interest at a LIBOR-based rate plus a margin of six percent or a designated money center bank’s base rate plus a margin of five percent, on the portion secured by substantially all of AE Supply’s assets. The interest rate margin applicable to the remainder of the borrowings under the facility is 10.5 percent. As of December 31, 2003, the interest rate was approximately 10.62 percent. This facility required amortization payments of $6.4 million in September 2004, and $32.2 million in December 2004, and matures in April 2005.

In addition, $380.0 million of indebtedness related to the discontinued St. Joseph, Indiana generating project, in the form of A-Notes, was restructured and assumed by AE Supply. Of this debt, $343.7 million is secured by substantially all the assets of AE Supply, other than its new generating facility in Springdale, Pennsylvania. The secured portion of this debt bears an interest rate of 10.25 percent, and the unsecured portion bears interest at 13.0 percent.

The $420.0 million borrowed by AE Supply under the $470.0 million facility represented new liquidity to Allegheny during 2003. The Borrowing Facilities at AE Supply also refinanced $1,637.8 million of existing debt and letters of credit, including $894.9 million outstanding under various credit agreements, and $270.1 million outstanding related to the construction of AE Supply’s generating facility in Springdale, Pennsylvania, which went into commercial operation in July 2003. The Borrowing Facilities at AE, Monongahela, and West Penn refinanced $340.0 million of existing debt and letters of credit. Issuance costs associated with the Borrowing Facilities totaled $46.4 million, of which $46.3 million has been deferred and is being amortized using the effective interest method over the life of the Borrowing Facilities. The A-Notes were amended in connection with the New Loan Facilities described below (Amended A-Notes).

Until August 1, 2003, after certain conditions associated with securing the collateral under the Borrowing Facilities were met on July 19, 2003, the LIBOR component charged AE Supply under the Borrowing Facilities with respect to secured borrowings had a two percent floor. Also, since AE Supply was unable to secure all of the Borrowing Facilities and the restructured A-Note debt before July 31, 2003, the interest rates charged on the amounts not so secured increased to a spread of 10.5 percent over the applicable LIBOR-based rate, which contains a two percent floor for unsecured borrowings, or the designated money center bank’s base rate for the Refinancing Credit Facility and the Springdale Credit Facility, and the interest rate increased to 13.0 percent for the unsecured portion of the $380.0 million A-Note debt retroactively to February 25, 2003, the closing date of the Borrowing Facilities. The total amounts unsecured under the Refinancing Credit Facility, the Springdale Credit Facility, and the A-Note debt are approximately $94.3 million, $175.8 million, and $36.3 million, respectively.

AE Supply utilized $2,057.8 million under the Borrowing Facilities and the restructured A-Notes. Of the total, either AE Supply’s new generating facility in Springdale, Pennsylvania or substantially all of AE Supply’s assets secured $1,927.2 million. A covenant in AE Supply’s public debt places limitations, with certain exceptions, upon the issuance of secured debt. This limitation will constrain AE Supply’s ability to borrow additional funds until outstanding debt is reduced.

The interest rates payable by AE Supply under certain parts of the Borrowing Facilities were tied to AE Supply’s credit ratings. Were AE Supply’s credit ratings to improve from its current ratings to certain specified higher ratings, the rate of interest AE Supply would be required to pay under the Refinanced Credit Facility and the Springdale Credit Facility could decrease by 0.5 percent to 1.0 percent for the secured portion of those credit facilities.

Allegheny was required to meet certain financial tests, as defined in the Borrowing Facilities agreements, including:

•	fixed-charge coverage ratio of 1.10 through the first quarter of 2005; and

•	maximum debt-to-capital ratio of 75 percent in 2003 and 72 percent in 2004 and the first quarter of 2005.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

AE Supply also was required to meet certain financial tests, as defined in the Borrowing Facilities agreements, including:

•	minimum earnings before interest, taxes, depreciation, and amortization (EBITDA), as defined in the agreements, of $100.0 million by June 30, 2003, increasing to $304 million by December 31, 2003, to $430.0 million in increments for the 12 months ending each quarter through the first quarter of 2005;

•	interest coverage ratio of not less than 0.75 through June 30, 2003, increasing to 1.10 by December 31, 2003, 1.50 by December 31, 2004, through the first quarter of 2005; and

•	minimum net worth of $800.0 million (subject to downward adjustment under specific circumstances).

Effective July 22, 2003, Allegheny and AE Supply were granted waivers from compliance with all of the above financial tests for the first and second quarters of 2003. Effective August 22, 2003, Allegheny and AE Supply received additional waivers of the financial tests for the third quarter of 2003. Effective December 22, 2003, Allegheny and AE Supply received additional waivers of financial tests for the fourth quarter of 2003. During 2003, Allegheny paid $3.5 million to obtain these waivers.

The Borrowing Facilities also had provisions requiring prepayments out of the proceeds of asset sales and debt and equity issuances, as follows:

•	75 percent of the net proceeds of sales of assets of Allegheny (excluding AE Supply and its subsidiaries) up to $400.0 million, and 100 percent thereafter;

•	75 percent of the net proceeds of sales of assets of AE Supply and its subsidiaries up to $800.0 million, and 100 percent thereafter, excluding AE Supply’s new facility in Springdale, Pennsylvania;

•	100 percent of the net proceeds of any sale of AE Supply’s new facility in Springdale, Pennsylvania;

•	100 percent of the net proceeds of debt issuances (excluding specified exemptions, including an exemption of up to $50 million for the Distribution Companies and refinancings meeting certain criteria);

•	100 percent of the net proceeds from equity issuances;

•	50 percent of Allegheny’s (excluding AE Supply and its subsidiaries) excess cash flow (as defined in the Borrowing Facilities); and

•	50 percent of AE Supply’s excess cash flow (as defined in the Borrowing Facilities).

The Borrowing Facilities also contained restrictive covenants that limited Allegheny’s ability to: borrow funds; incur liens; enter into a merger or other change of control transaction; sell assets; make investments; prepay indebtedness; amend contracts; pay dividends and other distributions on Allegheny’s equity; and operate Allegheny’s business, by requiring it to adhere to an agreed upon business plan.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Long-Term Debt

Contractual maturities for long-term debt, for the next five years, excluding unamortized discounts of $2.0 million are:

(In millions)	2004	2005	2006	2007	2008	Thereafter
First mortgage bonds	$—	$—	$300.0	$25.0	$—	$110.0
Medium term debt	—	—	—	—	—	110.0
Secured and unsecured notes	3.3	3.3	3.3	18.8	3.3	143.6

Total	$3.3	$3.3	$303.3	$43.8	$3.3	$363.6

At December 31, 2003, substantially all of the properties of Monongahela are held subject to the lien securing its first mortgage bonds. Some properties of Monongahela are also subject to a lien securing certain pollution control bonds and solid waste disposal notes.

2003 Issuances and Redemptions

The aggregate amount of Monongahela’s issuances under the Borrowing Facilities is shown below:

(In millions)
Unsecured facility	$—
Unsecured credit facility	10.0

Total	$10.0

The $10 million unsecured credit facility at Monongahela was renegotiated as part of a $55 million revolving facility of which $53.6 million was drawn and the remainder is no longer available.

Redemptions of Monongahela’s other indebtedness during 2003 are listed below:

(In millions)
Medium Term Notes	$43.5
Note Purchase Agreements	3.4
Pollution Control Bonds	16.2

Total	$63.1

2002 and 2001 Issuances and Redemptions

Issuances and redemptions for Monongahela during 2002 are listed below:

(In millions)
Issuances:
Notes	$—

Redemptions:
First Mortgage Bonds	(25.0)
Unsecured Notes	(3.3)
Pollution Control Bonds	(5.6)

Total, Net Issuance (Redemption)	$(33.9)

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Issuances and redemptions for Monongahela during 2001 are listed below:

(In millions)
Issuances:
First Mortgage Bonds	$300.0

Redemptions:
QUIDS	(40.0)

Total, Net Issuance (Redemption)	$260.0

NOTE 4: GOODWILL AND OTHER INTANGIBLE ASSETS

On January 1, 2002, Monongahela adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 eliminated amortization of goodwill and other intangible assets with indefinite lives, effective January 1, 2002. Subsequent to the transition provisions of SFAS No. 142 (see below), goodwill and other intangible assets with indefinite lives are tested annually for impairment, with impairment losses recognized in operating income. Absent any impairment indicators, Monongahela performs its annual impairment tests during its third quarter in connection with its annual budgeting process. Other intangible assets with finite lives will continue to be amortized over their useful lives and tested for impairment when events or circumstances warrant.

The transition provisions of SFAS No. 142 required Monongahela to test its goodwill for impairment as of January 1, 2002, and recognize any goodwill impairment loss as the cumulative effect of a change in accounting principle. Monongahela completed its transitional goodwill impairment test, using a discounted cash flow methodology to determine the estimated fair value of its reporting units, and recorded an impairment loss of $115.4 million, net of income taxes ($195.0 million, before income taxes), all of which related to the Delivery and Services segment.

The transitional goodwill impairment loss consists of $170.0 million related to Monongahela’s acquisition of Mountaineer in 2000, $25.0 million related to Monongahela’s acquisition of WVP in 1999. The impairment amounts resulted from factors that are unique to these rate regulated entities and the rate-making process, including the fact that none of the $195.0 million of goodwill was being recovered in rates or included in rate base. As a result, Monongahela recorded after-tax charges of $115.4 million as a cumulative effect of a change in accounting principle.

The components of other intangible assets were as follows:

	December 31, 2003		December 31, 2002
(In millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Included in Property, Plant and Equipment on the Consolidated Balance Sheets:
Land easements, amortizable	$2.0	$0.8	$2.0	$0.7
Land easements, unamortizable	31.4	—	31.6	—
Natural gas rights, amortizable	6.6	3.8	6.6	3.5

Total	$40.0	$4.6	$40.2	$4.2

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

If the provisions of SFAS No. 142 had been applied for 2001, consolidated net income would have been as follows:

(In millions)	Year ended December 31, 2001
Net income:
As reported	$89.5
Add: Goodwill amortization, net of income taxes	3.0

As adjusted	$92.5

NOTE 5: WORKFORCE REDUCTION EXPENSES

In July 2002, Allegheny announced a restructuring plan to reduce long-term expenses. The restructuring activities included a company-wide workforce reduction and a reorganization of Allegheny’s energy trading division. For the year ended December 31, 2002, Allegheny recorded a charge for the restructuring and workforce reduction of $128.6 million, before income taxes ($77.7 million, net of income taxes). In addition, as a result of the restructuring, Allegheny recorded a charge of $7.9 million, before income taxes ($4.9 million, net of income taxes) for impairment of leasehold improvements.

Allegheny has achieved workforce reductions of approximately 10 percent primarily through a voluntary early retirement option (ERO) program and selected staff reductions. The ERO program offered enhanced pension and medical benefits and required eligible employees to make an election. The costs for the workforce reduction under the ERO program were determined in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” For the year ended December 31, 2002, approximately 600 eligible employees accepted the ERO program, resulting in a charge of $82.6 million, before income taxes ($49.5 million, net of income taxes). Allegheny also offered a Staffing Reduction Separation Program (SRSP) for employees whose positions were being eliminated as part of the workforce reductions and severance for certain energy trading employees. The severance and other employee-related costs were accounted for in accordance with EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” For the year ended December 31, 2002, Allegheny recorded a charge of $25.0 million, before income taxes ($15.3 million, net of income taxes) related to approximately 80 employees whose positions have been eliminated. Allegheny has completed these planned workforce reductions. Workforce reduction costs are recorded in “Workforce reduction expenses” on the consolidated statements of operations. The reorganization of Allegheny’s energy trading division includes the relocation of the trading operations and resulted in a charge of approximately $21.0 million, before income taxes ($12.9 million, net of income taxes), related to costs associated with the relocation which are recorded as operations and maintenance expense on the consolidated statements of operations.

For the year ended December 31, 2002, Monongahela recorded a charge for its allocable share of the workforce reduction expenses of $27.8 million, before income taxes ($16.5 million, net of income taxes).

NOTE 6: ASSET RETIREMENT OBLIGATIONS (ARO)

Effective January 1, 2003, Monongahela adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which provides accounting and disclosure requirements for retirement obligations associated with long-lived assets. SFAS No. 143 requires that the fair value of asset retirement costs for which Monongahela has a legal obligation be recorded as liabilities, with an equivalent amount added to the asset cost. The liability is accreted (increased) to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or records a gain or loss if it is settled at a different amount.

Monongahela recorded retirement obligations primarily related to ash landfills, underground and above-ground storage tanks, and natural gas wells. Monongahela also has identified a number of retirement obligations associated with certain of its electric generation and transmission assets that have not been recorded, because the fair value of such obligations cannot be reasonably estimated, due primarily to the indeterminate lives of the assets.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The effect of adopting SFAS No. 143 on Monongahela’s consolidated financial statements was as follows:

(In millions)	Property, Plant and Equipment, Net	Non-Current Regulatory Asset	Non-Current Liabilities (ARO’s)	Decrease in Pre-Tax Income	Decrease in Net Income
Monongahela	$3.0	$2.3	$6.1	$(0.8)	$(0.4)

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statement of operations for all periods presented. The above table includes a cumulative effect adjustment of $0.4 million ($0.7 million, before income taxes), which was reclassified to discontinued operations.

With respect to property, plant and equipment for which AROs were identified and cost of removal currently is being recovered through rates, Monongahela believes it is probable that any difference between expenses under SFAS No. 143 and expenses recovered currently in rates will be recoverable in future rates and is deferring such expenses as a regulatory asset.

For the year ended December 31, 2003, Monongahela’s ARO balance increased $0.6 million, due to accretion, from $6.1 million at January 1, 2003, to $6.7 million at December 31, 2003.

Had the provisions of SFAS No. 143 been adopted on January 1, 2001, the impact on Monongahela’s consolidated income before cumulative effect of accounting change and consolidated net income (loss), would not have been material.

Had the provisions of SFAS No. 143 been adopted on January 1, 2001, Monongahela’s AROs would have been $5.1 million at January 1, 2001, $5.6 million at December 31, 2001, and $6.1 million at December 31, 2002.

Costs of removal that do not have associated retirement obligations were recorded in accumulated depreciation in previous years; however a comment was issued in February 2004 by the SEC’s Accounting Staff that it was their position that these removal costs should be included in regulatory liabilities for all periods presented. As of December 31, 2003, Monongahela has recorded in regulatory liabilities the removal costs collected from customers related to assets that do not have associated retirement obligations under SFAS No. 143. These estimated removal costs, which represent a regulatory liability, are as follows:

(In millions)	December 31,
	2003	2002
Monongahela	$230.4	$218.5

NOTE 7: BUSINESS SEGMENTS

Monongahela manages and evaluates its operations in two business segments: 1) Delivery and Services and 2) Generation and Marketing. The Delivery and Services segment operates regulated electric T&D systems. The Generation and Marketing segment develops, owns, operates, and manages electric generating capacity. This segment includes intersegment sales to provide energy to Monongahela’s Delivery and Services segment.

Monongahela accounts for intersegment sales based on cost or regulatory commission approved tariffs or contracts.

Monongahela entered into an agreement to sell its natural gas operations during the third quarter 2004. The results of operations for these assets have previously been reported as a component of the Delivery and Services segment. The results of operations for these assets for 2003, 2002, and 2001 have been reclassified to discontinued operations.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Business segment information is summarized below. Significant transactions between reportable segments are shown as eliminations to reconcile the segment information to consolidated amounts.

(In thousands)	2003	2002	2001
Total operating revenues:
Delivery and Services	$655.4	$655.2	$637.1
Generation and Marketing	350.9	319.8	358.6
Eliminations	(287.4)	(279.5)	(290.8)

Total	$718.9	$695.5	$704.9

Depreciation and amortization:
Delivery and Services	$29.8	$29.5	$27.8
Generation and Marketing	33.9	32.0	34.5
Eliminations	—	—	—

Total	$63.7	$61.5	$62.3

Operating income:
Delivery and Services	$51.2	$61.7	$87.7
Generation and Marketing	33.9	12.3	56.2
Eliminations	—	—	—

Total	$85.1	$74.0	$143.9

Income from continuing operations, net:
Delivery and Services	$16.2	$28.2	$45.6
Generation and Marketing	55.8	4.2	33.7
Eliminations	—	—	—

Total	$72.0	$32.4	$79.3

Discontinued operations, net:
Delivery and Services	$9.2	$1.3	$10.2
Generation and Marketing	—	—	—
Eliminations	—	—	—

Total	$9.2	$1.3	$10.2

Cumulative effect of accounting change, net:
Delivery and Services	$(0.5)	$(115.4)	$—
Generation and Marketing	—	—	—
Eliminations	—	—	—

Total	$(0.5)	$(115.4)	$—

Net income (loss):
Delivery and Services	$24.9	$(85.9)	$55.8
Generation and Marketing	55.8	4.2	33.7
Eliminations	—	—	—

Total	$80.7	$(81.7)	$89.5

Capital expenditures:
Delivery and Services	$57.0	$49.8	$102.8
Generation and Marketing	12.4	42.9	2.1

Total	$69.4	$92.7	$104.9

Identifiable assets:
Delivery and Services	$1,264.4	$1,173.5
Generation and Marketing	533.7	549.8
Other	275.0	318.9

Total	$2,073.1	$2,042.2

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 8: ACCOUNTING FOR THE EFFECTS OF PRICE REGULATION

In 1998, the West Virginia legislature passed legislation directing the Public Service Commission of West Virginia (West Virginia PSC) to determine whether retail electric competition was in the best interests of West Virginia and its citizens. In response, the West Virginia PSC submitted a plan to introduce full retail competition on January 1, 2001. This plan was approved, but never implemented, by the legislature. In 2002, the West Virginia PSC issued orders dismissing deregulation proceedings. Based on these actions, Monongahela concluded that retail competition and the deregulation of generating assets is no longer probable and that the generation operations in West Virginia meet the requirements of SFAS No. 71.

Monongahela reapplied the provisions of SFAS No. 71 to its West Virginia jurisdictional generating assets in the first quarter of 2003 and recorded a gain of $48.1 million, net income of taxes ($61.7 million before income taxes) as part of “other income and expenses, net” in the consolidated statements of operations. This gain was primarily the result of the elimination of its transition obligation and the reestablishment of regulatory assets related to deferred income taxes.

The consolidated balance sheets as of December 31, 2003 and 2002 include the amounts listed below for generating assets not subject to SFAS No. 71.

(In millions)	December 31, 2003	December 31, 2002
Property, plant, and equipment	$—	$932.6
Amounts under construction included above	—	59.3
Accumulated depreciation	—	(523.1)

NOTE 9: INCOME TAXES

Details of federal and state income tax expense (benefit) from continuing operations are:

(In millions)	2003	2002	2001
Income tax expense (benefit)—current:
Federal	$7.0	$(17.3)	$23.8
State	0.2	(10.5)	8.2

Total	7.2	(27.8)	32.0
Income tax expense—deferred, net of amortization	34.1	38.2	2.1
Amortization of deferred investment tax credit	(2.1)	(2.1)	(2.1)

Total income tax expense	$39.2	$8.3	$32.0

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The total provision for income tax expense from continuing operations is different from the amount produced by applying the federal statutory income tax rate of 35 percent to financial accounting income, as set forth below:

	2003		2002		2001
(In millions, except percent)	Amount	Percent	Amount	Percent	Amount	Percent
Income from continuing operations, before income taxes	$111.1		$40.7		$111.2

Income tax expense calculated using the federal statutory rate of 35 percent	38.9	35.0	14.3	35.0	38.9	35.0
Increased (decreased) for:
Tax deductions for which deferred tax was not provided:
Flow through basis adjustment	—	—	3.3	8.1	—	—
Depreciation	7.0	6.3	(0.4)	(1.0)	1.8	1.6
Plant removal costs	(1.8)	(1.6)	(1.1)	(2.7)	(1.4)	(1.3)
Non-cash charitable contributions	—	—	(0.3)	(0.7)	—	—
State income tax, net of federal income tax benefit	6.2	5.6	1.7	4.2	2.1	1.9
Amortization of deferred investment tax credit	(2.1)	(1.9)	(2.1)	(5.2)	(2.1)	(1.9)
Consolidated return benefit	(0.3)	(0.2)	(1.8)	(4.4)	(3.2)	(2.9)
Equity in earnings of subsidiaries	(1.8)	(1.6)	(1.4)	(3.4)	1.7	1.5
Adjustment to nondeductible reserves	2.3	2.1	(2.9)	(7.1)	—	—
Reapplication of SFAS No. 71	(9.7)	(8.8)	—	—	—	—
Other, net	0.5	0.4	(1.0)	(2.4)	(5.8)	(5.2)

Total	$39.2	35.3	$8.3	20.4	$32.0	28.7

The total provision for income tax expense from discontinued operations is different from the amount produced by applying the federal statutory income tax rate of 35 percent to the gross amount, as set forth below:

(In millions)	2003	2002	2001
Income from discontinued operations, before income taxes	$14.4	$1.8	$16.8

Income tax expense calculated using the federal statutory rate of 35 percent	$5.0	$0.6	$5.9
Increased (decreased) for state income tax, net of federal income tax benefit	0.8	(0.1)	0.7
Other	(0.6)	—	—

Total income tax expense	$5.2	$0.5	$6.6

The provision for income taxes for the cumulative effect of accounting change is different from the amount produced by applying the federal statutory income tax rate of 35 percent to the gross amount, as set forth below:

(In millions)	2003	2002	2001
Cumulative effect of accounting change, before income taxes	$0.8	$195.0	$—

Income tax expense calculated using the federal statutory rate of 35 percent	$0.3	$68.3	$—
Increased for state income tax, net of federal income tax benefit	—	11.3	—

Total income tax expense	$0.3	$79.6	$—

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

At December 31, the deferred tax assets and liabilities consisted of the following:

(In millions)	2003	2002
Deferred tax assets:
Unamortized investment tax credit	$3.2	$3.9
Intangible asset basis difference, net	65.8	57.7
Federal net operating loss carryforward	17.3	3.7
Other	33.0	44.3

Total deferred tax assets	119.3	109.6

Deferred tax liabilities:
Plant asset basis differences, net	302.0	275.4
Other	24.2	11.6

Total deferred tax liabilities	326.2	287.0

Total net deferred tax liabilities	206.9	177.4
Portion above included in current liabilities	14.7	0.3

Total long-term net deferred tax liabilities	$192.2	$177.1

Monongahela recorded as deferred tax assets the effect of net operating losses, which will more likely than not be realized through future operations and through the reversal of existing temporary differences. These net operating loss carryforwards expire in varying amounts through 2023. In addition, Monongahela is a party to a consolidated tax sharing agreement which was amended effective July 1, 2003. Monongahela can realize the benefits of its net operating loss carryforwards generated prior to this date only to the extent of its future taxable income. Monongahela expects to realize benefits represented by deferred tax assets through its participation in the consolidated tax return in future years.

Net income taxes payable to affiliate at December 31, 2003 and 2002, were $51.1 million and $9.0 million, respectively.

NOTE 10: SHORT-TERM DEBT

To provide interim financing and support for outstanding commercial paper, Allegheny and its regulated subsidiaries, including Monongahela, had established lines of credit with several banks. These lines of credit had fee arrangements and no compensating balance requirements. At December 31, 2002, the entire $335.0 million lines of credit with banks were drawn by Allegheny, and no amounts were available for Monongahela.

Monongahela had $53.6 million of short-term debt outstanding as of December 31, 2003, which represents a bridge loan outstanding that has a term of 364 days, and which was issued in September of 2003.

In addition to bank lines of credit, Monongahela participates in an Allegheny internal money pool which accommodates intercompany short-term borrowing needs, to the extent that certain of Allegheny’s subsidiaries have funds available. The money pool provides funds to approved Allegheny subsidiaries at the lower of the previous day’s Federal Funds Effective Interest Rate, as quoted by the Federal Reserve, or the previous day’s seven-day commercial paper rate, as quoted by the same source, less four basis points. Monongahela had no borrowings outstanding from the money pool during 2003 or 2002. Monongahela has SEC authorization for total short-term borrowings, from all sources, of $106.0 million and its subsidiary, Mountaineer has SEC authorization for total short-term borrowings, from all sources, of $100.0 million.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Short-term debt outstanding for 2003 and 2002 consisted of:

	2003		2002
(In millions)	Amount	Rate	Amount	Rate
Balance and interest rate at end of year:
Bridge loan	$53.6	4.62%	$—	—
Average amount outstanding and interest rate during year:
Bridge loan	$4.2	3.29%	$—	—
Borrowing facility	5.9	5.21%	—	—

NOTE 11: PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

As described in Note 1, Monongahela is responsible for its proportionate share of the cost (income) for pension and postretirement benefits other than pensions (principally health care and life insurance) for employees and covered dependents provided by AESC. Monongahela’s share of the costs (credits), of which approximately 16 percent in 2003 and 2002 was charged (credited) to plant construction, was as follows:

(In millions)	2003	2002	2001
Pension	$8.1	$1.4	$(0.6)
Medical and life insurance	8.4	5.5	4.3

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statement of operations for all periods presented. Amounts included in net periodic cost (income), above, recorded in discontinued operations were as follows:

	Pension Benefits			Postretirement Benefits Other Than Pensions
(In millions)	2003	2002	2001	2003	2002	2001
Net periodic cost (income)	$0.6	$—	$(0.2)	$1.2	$0.6	$0.7

The average assumptions used to determine net periodic benefit costs for years ended December 31 are shown in the table below. The estimated discount rates, expected long-term rates of return on plan assets, and rates of compensation increases used in determining net periodic benefit costs were as follows:

	Pension Benefits			Postretirement Benefits Other Than Pensions
	2003	2002	2001	2003	2002	2001
Discount rate	6.50%	7.25%	7.75%	6.50%	7.25%	7.75%
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%	9.00%	9.00%	9.00%
Rate of compensation increase	4.00%	4.50%	4.50%	4.00%	4.50%	4.50%

Allegheny’s general approach for determining the overall expected long-term rate of return on assets assumption considers historical and expected future asset returns, the current and future targeted asset mix of the plan assets, historical and future expected real rates of return for equities and fixed income securities, and historical and expected inflation statistics. The expected long-term rate of return on plan assets to be used to develop net periodic benefit costs for 2004 is 8.5 percent.

Assumed health care cost trend rates at December 31 are as follows:

	2003	2002
Health care cost trend rate assumed for next year	9.5%	10.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2013	2013

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

For measuring obligations related to postretirement benefits other than pensions, a health care cost trend rate of 9.5 percent beginning with 2004 and grading down by 0.5 percent each year to an ultimate rate of 5.0 percent, and plan provisions that limit future medical and life insurance benefits, were assumed. Because of the plan provisions that limit future benefits, changes in the assumed health care cost trend rate would have a limited effect on the amounts displayed in the tables above. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

(In millions)	1-Percentage-Point Increase	1-Percentage -Point Decrease
Effect on total of service and interest cost components	$0.3	$(0.3)
Effect on postretirement benefit obligation	2.4	(2.5)

NOTE 12: REGULATORY ASSETS AND LIABILITIES

Monongahela’s electric generation and T&D operations and natural gas T&D operations are subject to the provisions of SFAS No. 71. Regulatory assets represent probable future revenues associated with deferred costs that are expected to be recovered from customers through the rate-making process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the rate-making process. Regulatory assets and regulatory liabilities reflected in the consolidated balance sheets at December 31 relate to:

(In millions)	2003	2002
Regulatory assets, including current portion:
Income taxes	$83.0	$88.9
Unamortized loss on reacquired debt	15.6	11.3
Deferred energy costs	28.8	—
Other	8.6	3.5

Subtotal	136.0	103.7

Regulatory liabilities, including current portion:
Non-legal asset removal costs	230.5	218.5
Rate stabilization deferral	—	42.7
Other	3.5	14.1

Subtotal	234.0	275.3

Net regulatory liabilities	$(98.0)	$(171.6)

Income Taxes, Net

SFAS No. 109, “Accounting for Income Taxes,” requires Monongahela to record a deferred income tax liability for tax benefits passed through to customers when temporary differences originate. These deferred income taxes relate to temporary differences involving regulated utility property, plant, and equipment and the related provision for depreciation. Monongahela records a regulatory asset for these income taxes since the amounts are recoverable from customers when the taxes are paid by Monongahela over the remaining depreciable lives of the property, plant, and equipment. Since the deferred income tax liability recorded under SFAS No. 109 is non-cash, no return is allowed on the income taxes regulatory asset.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 13: FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of long-term debt and preferred stock of subsidiary, at December 31, were as follows:

	2003		2002
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt (Debentures, notes and bonds for 2002)	$718.9	$713.4	$784.5	$765.1
Preferred stock (all series)	74.0	55.0	74.0	62.5

The fair value of the long-term debt (debentures, notes and bonds for 2002) was estimated based on actual market prices or market prices of similar issues. The fair value of preferred stock is based on quoted market prices. The carrying amounts of temporary cash investments and short-term debt approximate the fair values of such financial instruments because of the short maturities of those instruments.

NOTE 14: JOINTLY OWNED ELECTRIC UTILITY PLANTS

Monongahela owns an interest in seven generating stations with AE Supply. Monongahela records its proportionate share of operating costs, assets, and liabilities in the corresponding lines in the consolidated financial statements. As of December 31, 2003, Monongahela’s investment and accumulated depreciation in these generating stations were as follows:

Generating Station	Ownership Percentage	Utility Plant Investment	Accumulated Depreciation
(Dollars in millions)
Albright	57.9%	$68.3	$46.0
Fort Martin	19.1%	67.4	56.9
Harrison	21.3%	280.9	152.7
Hatfield’s Ferry	23.4%	137.4	72.0
Pleasants	21.3%	244.5	134.1
Rivesville	85.1%	48.4	35.4
Willow Island	85.1%	86.2	57.5

Monongahela and its partially owned affiliate, AGC, own certain generating assets jointly as tenants in common. The assets are operated by Monongahela, with each of the owners being entitled to the available energy output and capacity in proportion to its ownership in the assets.

NOTE 15: OTHER INCOME, NET

Other income, net represents nonoperating income and expenses before income taxes. The following table summarizes Monongahela’s other income and expenses for 2003, 2002 and 2001:

(In millions)	2003	2002	2001
Reapplication of SFAS No. 71	$61.7	$—	$—
Equity in earnings of AGC	4.8	4.3	5.0
Interest income	0.9	1.4	2.1
Gains on Canaan Valley land sales	—	1.9	0.4
Other	2.1	(0.2)	2.3

Total other income and expenses, net	$69.5	$7.4	$9.8

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statements of operations for all periods presented. For the years 2003 and 2002, other income, net, of $0.5 million and $0.8 million, respectively, related to interest and other income was reclassified to discontinued operations.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 16: QUARTERLY FINANCIAL INFORMATION (Unaudited)

	2003 Quarters Ended				2002 Quarters Ended
(In millions, except per share data)	December 2003	September 2003	June 2003	March 2003	December 2002	September 2002	June 2002	March 2002
Total operating revenues (1)	$181.9	$179.6	$162.4	$195.0	$177.3	$184.7	$160.6	$172.9
Operating income (loss) (1)	$49.0	$12.4	$(1.9)	$25.6	$45.6	$(0.2)	$12.8	$15.8
Income (loss) from continuing operations (1)	$11.7	$7.2	$(6.1)	$59.2	$30.2	$(4.8)	$3.3	$3.7
Income (loss) from discontinued operations, net (1)	1.2	(1.7)	(1.2)	10.9	(0.5)	(4.3)	(0.5)	6.6
Cumulative effect of accounting change, net	—	—	—	(0.5)	—	—	—	(115.4)

Net income (loss) (1)	$12.9	$5.5	$(7.3)	$69.6	$29.7	$(9.1)	$2.8	$(105.1)

(1)	Amounts may not total to year to date amounts as a result of rounding.

The quarterly amounts included in the table above reflect the adjustments identified in Allegheny’s comprehensive financial review, as discussed in Note 2. The following table summarizes the effect of the adjustments on amounts previously reported for Monongahela’s first and second quarter 2002 total operating revenues, operating income, income from continuing operations and net income (loss). The amounts shown as previously reported for net revenues and total operating income (loss) reflect reclassifications made in Monongahela’s presentation of its statements of operations after the Forms 10-Q for the first and second quarters of 2002 were filed. The reclassifications had no effect on previously reported total operating revenues, income from continuing operations and net income (loss).

(In millions)	Second Quarter 2002	First Quarter 2002
Total operating revenues as previously reported	$196.9	$266.0
Adjustments	(0.5)	(0.2)

As restated	196.4	265.8
Adjustments for discontinued operations	(35.8)	(92.9)

As reported	$160.6	$172.9

Operating income as previously reported	$12.5	$36.4
Adjustments	1.3	(7.7)

As restated	13.8	28.7
Adjustments for discontinued operations	(1.0)	(12.9)

As reported	$12.8	$15.8

Income from continuing operations as previously reported	$1.8	$15.9
Adjustments	1.0	(5.6)

As restated	2.8	10.3
Adjustments for discontinued operations	0.5	(6.6)

As reported	$3.3	$3.7

Net income (loss) as previously reported	$1.8	$(99.5)
Adjustments	1.0	(5.6)

As restated	$2.8	$(105.1)

*	Includes ($6.3) million for the correction of accounting errors related to years prior to 2002 and $0.7 million for the correction of accounting errors related to the first quarter of 2002, see Note 2.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The corrections of accounting errors related to the first and second quarters of 2002 were primarily as follows:

(In millions)	Second Quarter 2002	First Quarter 2002
Errors in the recording of taxes in the appropriate period	$(1.3)	$2.1
The failure to accrue costs associated with goods or services received	(0.5)	(1.8)
Errors in recording inventory issued from storerooms	1.6	0.5
Errors in recording purchased gas costs following the adoption of a purchased gas clause for Mountaineer	1.4	(0.1)
Incorrect recording of SERP costs due to the exclusion of benefits funded using SBP from the estimated liability	(0.5)	(0.5)
Other, principally accrued payroll costs, affiliated revenues, payroll overhead costs	0.3	0.5

Total	$1.0	$0.7

The table above includes $1.0 million related to discontinued operations for the second quarter of 2002.

NOTE 17: COMMITMENTS AND CONTINGENCIES

Construction and Capital Program

Monongahela has entered into commitments for its construction and capital programs for which expenditures are estimated to be $78.4 million (unaudited) for 2004 and $89.9 million (unaudited) for 2005. Construction expenditure levels in 2006 and beyond will depend upon, among other things, the strategy eventually selected for complying with Phase II of the Clean Air Act Amendments of 1990 (CAAA) and the extent to which environmental initiatives currently being considered become mandated. Monongahela estimates that its management of emission allowances will allow it to comply with Phase II sulfur dioxide (SO2) limits through 2005. Studies to evaluate cost-effective options to comply with Phase II SO2 limits beyond 2005, including those available in connection with the emission allowance trading market, are continuing.

Environmental Matters and Litigation

Monongahela is subject to various laws, regulations, and uncertainties as to environmental matters. Compliance may require Monongahela to incur substantial additional costs to modify or replace existing and proposed equipment and facilities and may adversely affect the cost of future operations.

Clean Air Act and CAAA Matters: In 1998, the EPA finalized its Nitrogen Oxide (NOx) State Implementation Plan (SIP) call rule (known as the NOx SIP call) to address the regional transport of ground-level ozone that requires the equivalent of a uniform 0.15 lb/mmBtu emission rate throughout a 22-state region, including Maryland, Pennsylvania, and West Virginia, beginning in May 2003. Allegheny’s compliance with such stringent regulations has required and will require the installation of expensive post-combustion control technologies on most of its power stations. During 2000, Pennsylvania and Maryland promulgated final rules to implement the EPA’s NOx SIP call requirements, beginning in May 2003. During 2001, the West Virginia Department of Environmental Protection issued a final rule to implement the EPA’s NOx SIP call requirements, beginning in May 2004. The EPA approved the West Virginia SIP in July of 2002. The D.C. Circuit Court of Appeals issued a subsequent order that postponed the initial compliance date of the NOx SIP call from May 2003 to May 2004. Maryland and Pennsylvania did not delay the May 2003 implementation dates of their respective SIP, nor are they legally required to do so. AE Supply and Monongahela are in the process of installing NOx controls to meet the Pennsylvania, Maryland, and West Virginia SIP. These NOx controls include the installation of Selective Catalytic Reduction at the Harrison Power Station and Pleasants Power Station that comply with the NOx emission limits when in operation. Boiler modifications and SNCR at Hatfield’s Ferry Power Station and Fort Martin Power Station, as well as burner modifications at Mitchell Power Station are being staged into service to further control emissions at those sources. The NOx Compliance Plan was established on a system-wide basis much the same as was the SO2 Compliance

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Plan. AE Supply and Monongahela also have the option to purchase, in some cases, alternate fuels, NOx allowances, or power on the market, if needed, to supplement their compliance strategy. AE Supply and Monongahela estimate their emission control activities in concert with their inventory of banked allowances will facilitate their compliance with NOx limits established by the SIP through 2005 and possibly beyond.

In August 2000, AE received a letter from the EPA requesting that it provide information and documentation relevant to the operation and maintenance of the following ten electric generating stations, collectively including 22 generating units: Albright, Armstrong, Fort Martin, Harrison, Hatfield’s Ferry, Mitchell, Pleasants, Rivesville, R. Paul Smith, and Willow Island. AE Supply and Monongahela own these electric generating stations. The letter requested information under Section 114 of the Clean Air Act to determine compliance with the Clean Air Act and related requirements, including potential application of the new source review standards, which can require the installation of additional air pollution control equipment upon the major modification of an existing facility. Responsive submissions were made during 2000 and 2001. In July 2002, AE received a follow-up letter from the EPA requesting clarifying information. AE has provided responsive information.

Similar inquiries have been made of other electric utilities and have resulted in enforcement proceedings being brought in most cases. AE believes that its subsidiaries’ generating facilities have been operated in accordance with the Clean Air Act and the rules implementing it. The experience of other energy companies, however, suggests that, in recent years, the EPA has narrowed its view regarding the scope of the definition of “routine maintenance” under its rules, thereby broadening the range of actions subject to compliance with new source review standards. Under previous EPA interpretations, these same actions did not trigger application of those standards. Section 114 information requests concerning facility modifications are often followed by enforcement actions. The EPA contacted AE and requested a meeting, which was held on July 16, 2003.

At this time, AE is not able to determine what effect the EPA’s inquiry may have on its operations. If new source review standards were applied to Allegheny’s generating stations, in addition to the possible imposition of fines, compliance would entail significant expenditures. However, the recent preliminary judicial decision in the EPA vs. Duke Energy case, as well as the final Routine Maintenance, Repair, and Replacement Rule (RMRR) recently released by the EPA, are more consistent with the energy industry’s historical compliance approach. On December 24, 2003, the U.S. Court of Appeals for the District of Columbia Circuit issued an order to stay the RMRR. The RMRR was scheduled to go into effect on December 26, 2003. The stay delays implementation of the RMRR. At this time, AE and its subsidiaries are not able to determine the effect these actions may have on them with regard to compliance costs.

The Attorneys General of New York and Connecticut, in letters dated September 15, 1999 and November 3, 1999, respectively, notified AE of their intent to commence civil actions against AE and/or its subsidiaries alleging violations at the Fort Martin Power Station under the Clean Air Act, which requires power plants that make major modifications to comply with the same New Source Review emission standards applicable to new power plants. Other governmental agencies may commence similar actions in the future. Fort Martin Power Station is located in West Virginia and is now jointly owned by AE Supply and Monongahela. Both Attorneys General stated their intent to seek injunctive relief and penalties. In addition, the Attorney General of the State of New York indicated that he may assert claims under the State’s common law of public nuisance seeking to recover, among other things, compensation for alleged environmental damage caused in New York by the operation of the Fort Martin Power Station. AE has been informed by EPA, in a letter dated February 2, 2004, that EPA intends to provide the New York Attorney General, pursuant to his request, certain records which AE provided to EPA’s request under Section 114 of the Clean Air Act. At this time, AE and its subsidiaries are not able to determine what effect, if any, these actions may have on them.

Monongahela’s construction forecast includes the expenditure of $3.1 million (unaudited) of capital costs during the 2004 through 2005 period to comply with these regulations.

Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) Claim: On March 4, 1994, Monongahela, Potomac Edison and West Penn received notice that the EPA had identified them as potentially responsible parties (PRPs) with respect to the Jack’s Creek/Sitkin Smelting Superfund Site. Initially, approximately 175 PRPs were involved, however, the current number of active PRPs has been reduced as a result of settlements with de minimis contributors and other contributors to the site. The costs of remediation will be shared by all past and active responsible parties. In 1999, a PRP group that included Monongahela, Potomac Edison and West Penn entered into a consent order with the EPA to remediate the site. It is currently estimated that the total remediation costs to be borne by all of the responsible parties will not exceed $30.0 million. Monongahela estimates that its share of the cleanup liability will not exceed $0.3 million, which has been accrued as a liability at December 31, 2003.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Claims Related to Alleged Asbestos Exposure: Monongahela, Potomac Edison, and West Penn have also been named as defendants along with multiple other defendants in pending asbestos cases alleging bodily injury involving multiple plaintiffs and multiple sites. These suits have been brought mostly by seasonal contractor employees and do not involve allegations of either the manufacture, sale or distribution of asbestos-containing products by Allegheny (the “asbestos suits”). While Allegheny believes that some or all of the cases are without merit as against Allegheny, Allegheny cannot predict the outcome of the asbestos suits. The asbestos suits arise out of historical operations, and are related to the removal of asbestos-containing materials from Allegheny’s premises. Allegheny’s historical operations were insured by various foreign and domestic insurers, including Lloyd’s of London. Allegheny’s asbestos-related litigation expenses have to date been reimbursed in full by recoveries from its historical insurers and Allegheny believes that it has sufficient insurance to respond fully to the asbestos suits. Certain of Allegheny’s insurers, however, have contested their obligations to pay for the future defense and settlement costs relating to the asbestos suits. Allegheny is currently involved in two asbestos insurance-related actions, Certain Underwriters at Lloyd’s, London et al. v. Allegheny Energy, Inc. et al., Case No. 21-C-03-16733 (Washington County, Md.), and Monongahela Power Company et al. v. Certain Underwriters at Lloyd’s, London and London Market Companies, et al., Civil Action No. 03-C-281 (Monongalia County, W. Va.), both commenced in 2003 (the “actions”). The parties in the actions are seeking an allocation of responsibility for Allegheny’s historic asbestos liability. Allegheny is continuing to receive payments from its insurance during the pendency of these actions, specifically the sum of $1.875 million, payable in equal parts on each of July 1, 2004, 2005 and 2006. During the twelve months ended December 31, 2003 and 2002, Allegheny received insurance recoveries of $1.8 million, net of $0.4 million of legal fees, and $2.4 million, net of $0.5 million of legal fees, related to the asbestos cases. Allegheny does not believe that the existence of the pendency of either the asbestos suits or the actions involving its insurance will have a material impact on Allegheny’s consolidated financial position, results of operations or cash flows. Allegheny believes that it has established adequate reserves, net of insurance receivables and recovery, to cover existing and future asbestos claims. On December 19, 2003, Allegheny settled and/or dismissed 4,314 of its 5,624 open cases; however, the final Order formally dismissing these cases was signed by the court on January 8, 2004. These settlements and/or dismissals did not result in a material change to the accrued contingent reserve. As of March 8, 2004, Allegheny had 1,409 open cases remaining.

Monongahela, Potomac Edison, and West Penn have also been named as defendants along with multiple other defendants in pending asbestos cases involving multiple plaintiffs. While Monongahela believes that all of the cases are without merit, Monongahela cannot predict the outcome of the litigation. During 2003, Monongahela received $0.6 million of insurance recoveries (net of $0.2 million of legal fees) related to these asbestos cases, while in 2002, Monongahela received $1.1 million of insurance recoveries (net of $0.2 million of legal fees), and in 2001, Monongahela received $0.2 million of insurance recoveries.

Ordinary Course of Business: The registrants are from time to time involved in litigation and other legal disputes in the ordinary course of business. Each registrant is of the belief that there are no other legal proceedings which could materially impair its operations or materially or adversely affect its financial condition or liquidity.

Leases

Monongahela has capital and operating lease agreements with various terms and expiration dates, primarily for vehicles and computer equipment.

Total capital and operating lease rent payments of $8.8 million in 2003, $8.8 million in 2002 and $12.6 million in 2001 were recorded as rent expense in accordance with SFAS No. 71. Monongahela’s estimated future minimum lease payments for capital and operating leases, including those related to discontinued operations, with annual payments exceeding $100,000 and initial or remaining lease terms in excess of one year are:

(In millions)	2004	2005	2006	2007	2008	Thereafter	Total	Less Amounts Representing Interest	Present value of net minimum capital lease
Capital Leases	$4.7	$4.7	$4.7	$2.9	$0.1	$0.1	$17.2	$1.0	$16.2
Operating Leases	1.2	0.7	0.2	0.1	—	—	2.2	—	—

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statement of operations for all periods presented. Total capital and operating lease rent payments of $1.0 million, $1.2 million and $0.7 million, have been reclassified to discontinued operations for 2003, 2002, and 2001, respectively.

The carrying amount of assets recorded under capitalized lease agreements included in property, plant, and equipment at December 31 consists of the following:

(In millions)	2003	2002
Equipment	$15.7	$18.2
Building	0.5	0.6

Property held under capital leases	$16.2	$18.8

Variable Interest Entities

Issued by the FASB in January 2003, and revised in December, 2003, FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46R), addresses consolidation by business enterprises of variable interest entities, commonly referred to as “special purpose entities.” FIN 46R requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. Monongahela adopted the provisions of FIN 46R, as of December 31, 2003, for its interest in variable interest entities that are considered special purpose entities. The adoption of FIN 46R had no material impact on Monongahela’s consolidated results of operations, financial position or statement of cash flows.

Monongahela is required to adopt FIN 46R for its interest in variable interest entities that are not considered special purpose entities no later than March 31, 2004. Monongahela does not expect the impact of adopting FIN 46R for these interests to be material to its results of operations, financial position, or statements of cash flows.

PURPA

Under PURPA, electric utility companies, such as Monongahela are required to interconnect with, provide back-up electric service to, and purchase electric capacity and energy from qualifying power production and cogeneration facilities that satisfy the eligibility requirements for PURPA benefits established by the FERC. The appropriate state public service commission or legislature establishes the rates paid for electric energy purchased from such qualifying facilities.

Monongahela is committed to purchase the electrical output from 161 MW of qualifying PURPA capacity. Payments for PURPA capacity and energy in 2003 and 2002 totaled $68.8 million and $59.3 million, respectively. The average cost to Monongahela of these power purchases was approximately 5.2 cents/kilowatt-hour (kWh) and 5.4 cents/kWh for 2003 and 2002, respectively. Monongahela is currently authorized to recover PURPA costs in its retail rates.

The table below reflects Monongahela’s estimated commitments for energy and capacity purchases under PURPA contracts as of December 31, 2003, by registrant. Actual values can vary substantially depending upon future conditions.

(In millions, except MWh*)	MWh	Amount
2004	1,301,164	$57.6
2005	1,302,552	58.4
2006	1,302,552	58.8
2007	1,302,552	59.2
2008	1,305,468	59.6
Thereafter	26,013,310	1,258.8

*	Megawatt hours

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Fuel Commitments

Monongahela has entered into various long-term commitments for the procurement of fuel, primarily coal and lime, to supply its generating facilities. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Monongahela’s fuel consumed for electric generation was $135.1 million, $128.9 million, and $131.8 million in 2003, 2002, and 2001, respectively. In 2003, Monongahela purchased approximately 46 percent of its fuel from one vendor. Total estimated long-term fuel commitments (primarily coal and lime) at December 31, 2003, were as follows, by year, and in total:

(In millions)
2004	$94.5
2005	50.7
2006	22.5
2007	13.2
2008	—
Thereafter	—

Total	$180.9

Letters of Credit

Monongahela had no letters of credit outstanding as of December 31, 2003.

NOTE 18: SUBSEQUENT EVENTS

On February 9, 2004, a generator failure occurred on Unit No. 1 at the Pleasants Power Station located in St. Mary’s, West Virginia. Unit No. 1 is a 650 MW coal-fired generating unit. As a result of the generator failure, damage was sustained to the generator and associated equipment. The unit is currently offline and repairs are in progress. Although the full extent of the damage is still being evaluated, the preliminary estimate of the costs associated with the failure is $30 to $45 million, inclusive of net revenue losses, repair and replacement costs and anticipated insurance proceeds. Of this amount, approximately $25 to $35 million will be reflected in the results of AE Supply and $5 to $10 million will be reflected in the results of Monongahela. The unit is currently expected to return to service by the middle of June 2004.

On November 3, 2003, there was a fire in Unit No. 2 at the Hatfield’s Ferry Power Station located near Masontown, Pennsylvania. Unit No. 2 is a 570 MW coal generating unit. As a result of the fire, significant damage was sustained to the generator and turbine and certain associated equipment. The unit is currently offline. Monongahela currently estimates that the total costs associated with the fire, inclusive of 2003 and 2004 net revenue losses, repair and replacement costs and anticipated insurance proceeds, are approximately $40 million. Monongahela continues to investigate to determine whether any other recoveries are possible. Approximately $30 million of the total financial impact will be reflected in the results of AE Supply and approximately $10 million will be reflected in the results of Monongahela. The unit is currently expected to return to service in early May 2004.

The Pleasants and Hatfield’s Ferry Power Stations are relatively low cost facilities. While they are offline, particularly during periods of high demand such as the cold winter months, Monongahela must purchase replacement power in the market at prices higher than the cost of production from the facilities. As a result, Monongahela’s operating results are adversely affected by the outages at these facilities.

The information above, is based on current assumptions and estimates. Accordingly, actual results may vary and such variations may be material.

NOTE 19: ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

During the third quarter of 2004, Monongahela entered into an agreement to sell its natural gas operations. The results of operations relating to these assets have been reclassified to discontinued operations in the accompanying statements of operations for all periods presented. SFAS No. 144 requires that a long-lived asset classified as held for sale be measured at the lower of its carrying amount or fair value, less estimated costs to sell, and that it no longer be depreciated. Accordingly, Monongahela recorded impairment charges for the assets held for sale as described below.

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

These impairment charges reflect the write-down of the applicable asset to the lower of its carrying amount or fair value, less estimated costs to sell. In accordance with SFAS No. 144, the assets and liabilities associated with these discontinued operations will be classified as held for sale on the balance sheet as of September 30. 2004.

Natural Gas Operations. In August 2004, Monongahela signed a definitive agreement to sell its natural gas operations in West Virginia to Mountaineer Gas Holdings Limited Partnership, a partnership composed of IGS Utilities LLC, IGS Holdings LLC and affiliates of ArcLight Capital Partners, LLC, for $141 million in cash and the assumption of approximately $87 million of long-term debt, subject to certain closing adjustments. In addition, the buyer will pay Monongahela, over a three-year period, certain amounts due to Monongahela from affiliates holding or owning the West Virginia natural gas operations. These amounts will be finally determined at the closing of the transaction. Monongahela expects to utilize net proceeds from the sale to reduce debt. Monongahela’s natural gas operations consist of the natural gas assets of Monongahela, Mountaineer and Mountaineer Gas Services, which is a subsidiary of Mountaineer.

During the third quarter of 2004, Monongahela recorded a charge against earnings of $35.1 million, before income taxes ($20.7 million net of income taxes), to write-down its investment in its natural gas operations to the expected net proceeds from the sale. This write-down is included in loss from discontinued operations in Monongahela’s statement of operations for the period. The natural gas operations are a component of the Delivery and Services segment.

The agreement is subject to certain closing conditions, third-party consents and state of federal regulatory approvals, including approval of a rate adjustment from the Public Service Commission of West Virginia. The sale is expected to be completed in mid-2005.

The components of income from discontinued operations are as follows:

	Year Ended December 31,
(In millions)	2003	2002	2001
Operating revenues	$268.8	$221.5	$232.8
Operating expenses	(246.2)	(211.6)	(205.9)
Other income (expense)	0.5	0.8	(0.1)
Interest expense	(8.7)	(8.9)	(10.0)

Income before income taxes	14.4	1.8	16.8
Income tax expense	(5.2)	(0.5)	(6.6)

Income from discontinued operations, net of tax	$9.2	$1.3	$10.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder

of Monongahela Power Company:

In our opinion, the accompanying consolidated balance sheets and consolidated statements of capitalization and the related consolidated statements of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Monongahela Power Company and its subsidiaries (the Company) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in Item 8 of this Form 8-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill and other intangible assets as of January 1, 2002. As discussed in Note 19, the consolidated financial statements have been restated to reflect certain business operations as discontinued operations.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

March 10, 2004, except for Note 19,

as to which the date is November 24, 2004

S-4

SCHEDULE II

MONONGAHELA POWER COMPANY AND SUBSIDIARIES

Valuation and Qualifying Accounts

For Years Ended December 31, 2003, 2002, and 2001

Allowance for uncollectible accounts:

		Additions
(In millions)	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts (A)	Deductions (B)	Balance at End of Period
Allowance for uncollectible accounts:
Year Ended 12/31/03	$4,878,396	$12,180,111	$2,165,568	$14,268,879	$4,955,196
Year Ended 12/31/02	$6,300,030	$6,978,960	$3,248,959	$11,649,553	$4,878,396
Year Ended 12/31/01	$6,347,431	$7,207,260	$2,519,917	$9,774,578	$6,300,030

(A)	Recoveries
(B)	Uncollectible accounts charged off